Exhibit 10.1

June 2, 2010

NOTICE OF

SPECIAL MEETING OF LIMITED PARTNERS

Dear Fellow Unitholder,

On behalf of the Board of Directors of AmeriGas Propane, Inc., our General Partner, I cordially invite you to attend the Special Meeting of Limited Partners of AmeriGas Partners, L.P. to be held on July 30, 2010, beginning at 10:00 a.m., at the Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, PA 19406. At the meeting, you will be asked to vote on the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (the “Plan”), which provides for grants of options, phantom units, performance units, unit awards, unit appreciation rights, and other unit-based awards to employees and non-employee directors of our General Partner.

The Board of Directors of our General Partner adopted the Plan subject to approval by the holders of our common units, representing limited partner interests (“Unitholders”). Among other things, the Plan is designed to align long-term executive compensation with tangible, direct and identifiable benefits realized by Unitholders. If approved by Unitholders, the Plan will replace the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan on behalf of AmeriGas Partners L.P. and the AmeriGas Propane, Inc. Discretionary Long-Term Incentive Plan for Non-Executive Key Employees (the “Non-Executive Plan”). A copy of the Plan is attached to the enclosed proxy statement as Appendix A.

We are seeking Unitholder approval pursuant to New York Stock Exchange requirements. We have set the close of business on June 1, 2010 as the record date for determining Unitholders that are entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.

The Board of Directors of our General Partner unanimously recommends that you approve the Plan.

Your vote is important. The Plan will not become effective unless approved by Unitholders. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions, or by mail, by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope. You will retain the right to revoke your proxy at any time before the vote, or to vote your common units in person if you attend the Special Meeting.

I look forward to seeing you on July 30th and addressing your questions and comments.

Sincerely,

Eugene V. N. Bissell, President & Chief Executive Officer of AmeriGas Propane, Inc. General Partner of AmeriGas Partners, L.P.

P.O. Box 965, Valley Forge, PA 19482

460 North Gulph Road

King of Prussia, Pennsylvania 19406

PROXY STATEMENT

SPECIAL MEETING INFORMATION

This proxy statement contains information related to the Special Meeting of Limited Partners (the “Special Meeting”) of AmeriGas Partners, L.P. (“AmeriGas Partners” or the “Partnership”) and any adjournments thereof. This proxy statement was prepared under the direction of the Board of Directors of AmeriGas Propane, Inc. (the “General Partner”). This proxy statement was first sent or made available to holders of our common units, representing limited partner interests (“Unitholders”) on June 7, 2010.

Who is soliciting my proxy?

The General Partner is sending you this proxy statement in connection with its solicitation of proxies for use at the Special Meeting.

When and where is the Special Meeting?

The Special Meeting will be held on July 30, 2010, beginning at 10:00 a.m., at the Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, PA 19406. Directions to the Crowne Plaza Hotel appear on page 39.

What is the purpose of the Special Meeting?

At the Special Meeting, Unitholders will act upon a proposal to approve the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (the “Plan”), which provides for grants of options, phantom units, performance units, unit awards, unit appreciation rights, and other unit-based awards to employees and non-employee directors of the General Partner. A copy of the Plan is attached to this proxy statement as Appendix A. No other matters will be presented for action at the Special Meeting.

Who is entitled to vote?

Holders of record of common units at the close of business on June 1, 2010 are entitled to vote at the Special Meeting, or any adjournment of the meeting scheduled in accordance with our Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. dated as of July 27, 2009 (the “Partnership Agreement”). Each Unitholder has one vote per common unit. On June 1, 2010, there were 57,088,509 common units outstanding.

What effect will approval of the Plan have on other plans?

If approved by Unitholders, the Plan will replace the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan on behalf of AmeriGas Partners L.P., which permitted awards only through December 31, 2009 (the “Old Plan”), and the AmeriGas Propane, Inc. Discretionary Long-Term Incentive Plan for Non-Executive Key Employees (the “Non-Executive Plan”). No additional grants can be made under the Old Plan and no additional grants will be made under the Non-Executive Plan if the Plan is approved by Unitholders.

How does the Board of Directors of the General Partner recommend I vote on the proposal?

The Board of Directors of the General Partner recommends that you vote FOR approval of the Plan. The Board of Directors of the General Partner believes that the Plan is a key element of a competitive total compensation program and that awards under the Plan are necessary to (i) aid in the retention of key employees who are important to our success, (ii) motivate our key employees to achieve or exceed long-term performance goals, and (iii) align key employees’ and non-employee directors’ interests with our Unitholders’ interests. The Board of Directors believes that equity awards under the Old Plan have contributed substantially to the successful achievement of these objectives and that adoption of a replacement equity plan at this time will benefit our Unitholders.

How do I vote?

You may vote in any of the following ways:

•	Over the Internet

If your common units are registered in your name: Vote your common units over the Internet by accessing the Computershare proxy online voting website at: www.investorvote.com/apu and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

If your common units are held in the name of a broker, bank or other nominee: Vote your common units over the Internet by following the voting instructions that you receive from your broker, bank or other nominee. Your broker or nominee will not be permitted to exercise voting discretion with respect to approval of the Plan at the Special Meeting. Thus, if you do not give your broker or nominee specific voting instructions, your common units will not be voted on the proposal.

•	By Telephone

If your common units are registered in your name: Vote your common units over the telephone by accessing the telephone voting system toll-free at 1-800-652-8683 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

If your common units are held in the name of a broker, bank or other nominee: Vote your common units over the telephone by following the voting instructions you receive from your broker, bank or other nominee. Your broker or nominee will not be permitted to exercise voting discretion with respect to approval of the Plan at the Special Meeting. Thus, if you do not give your broker or nominee specific voting instructions, your common units will not be voted on the proposal.

•	By Mail

If you choose to vote by mail: Vote by completing, signing and dating your proxy card (or voting instruction card) and returning the card in the postage-paid envelope.

Additionally, if you are a record holder, you may also attend the Special Meeting and vote your common units in person. If you are a beneficial owner of common units held through a broker or other nominee and you wish to vote at the Special Meeting, you must obtain a legal proxy form from your nominee that you must bring with you to the meeting. Even if you plan to attend the Special Meeting, please vote over the Internet, by telephone or by mail in advance of the Special Meeting in case your plans change.

Who can I contact if I have questions about the Special Meeting or I need additional copies of this proxy statement or additional proxy cards?

If you have questions about the Special Meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent, Georgeson Inc., toll free at 866-695-6078.

How can I change my vote?

You can revoke your proxy at any time before it is voted. Proxies are voted at the Special Meeting. If you are a record holder and you returned a paper proxy card, you can write to the Corporate Secretary at P.O. Box 965, Valley Forge, PA, 19482, stating that you wish to revoke your proxy and that you need another proxy card.

Alternatively, you can vote again, either over the Internet or by telephone. If you hold your common units through a broker or other nominee, you can revoke your proxy by contacting your nominee and following their procedure for revocation. If you are a record holder and you attend the Special Meeting or if you are a beneficial holder and attend the Special Meeting with a legal proxy from your nominee, you may vote by ballot, which will cancel your previous proxy vote. Your last vote is the vote that will be counted.

What is a quorum?

The NYSE requires a quorum to be present for this proposal. A quorum will be present if the total votes cast on the proposal, whether “for” or “against,” represent over 50% in interest of all common units entitled to vote on the proposal.

What vote is required to approve the Plan?

Under applicable New York Stock Exchange (“NYSE”) rules, equityholder approval is required for equity compensation plans. Pursuant to NYSE rules, approval of the Plan requires the affirmative vote of a majority of votes cast on the proposal, provided that the total votes cast on the proposal, whether “for” or “against,” represent over 50% in interest of all common units entitled to vote on the proposal.

A properly executed proxy submitted without instructions on how to vote will be voted “for” the proposal, unless such proxy is properly revoked.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes (which are discussed below) are not considered to be votes that have been cast. Therefore, they will not count for purposes of a quorum and will not be considered in determining whether the unitholders have approved the proposal.

A broker non-vote will result if a broker or other nominee holding common units on your behalf does not receive voting instructions from you. Pursuant to NYSE rules, approval of the Plan is a non-discretionary matter precluding a broker from exercising its discretion to vote on your behalf on the proposal. If you do not give your broker or nominee voting instructions, your common units will not be considered to have been cast, with the same effect as an abstention.

Who will count the vote?

Computershare Inc., our Transfer Agent, will tabulate the votes cast by proxy or in person at the Special Meeting.

How much will this proxy solicitation cost?

The expenses of soliciting proxies will be paid by AmeriGas Partners. AmeriGas Partners also will reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. The General Partner has engaged Georgeson Inc. to solicit proxies for AmeriGas Partners for a fee of $10,000 plus reasonable expenses for additional services. Certain directors, officers and regular employees of the General Partner and its affiliates may solicit proxies personally or by telephone or facsimile without additional compensation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF LIMITED PARTNERS TO BE HELD ON JULY 30, 2010

The Notice of Special Meeting of Limited Partners and Proxy Statement for the Special Meeting of Limited Partners are available at http://investor.shareholder.com/ugi/APU/proxy.cfm.

PROPOSAL

APPROVAL OF THE AMERIGAS PROPANE, INC. 2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

On April 26, 2010, the Board of Directors of the General Partner (the “Board”) adopted the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P., subject to approval by Unitholders. The Plan requires Unitholder approval under the rules of the NYSE. We are now asking you for this approval.

The following is a summary of the material terms of the Plan. A copy of the Plan is attached to this proxy statement as Appendix A.

Board Recommendation

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN

Reasons for Board of Directors’ Recommendation. The Board believes that equity awards under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan on behalf of AmeriGas Partners L.P. (the “Old Plan”) have contributed substantially to the successful achievement of our long-term performance goals and that adoption of a replacement equity plan at this time will benefit our Unitholders. The Board believes that equity awards are a key element of a competitive total compensation program and that awards under the Plan are necessary to (i) aid in the retention of key employees who are important to our success, (ii) motivate our key employees to achieve or exceed long-term performance goals, and (iii) align key employees’ and non-employee directors’ interests with our Unitholders’ interests.

Description of the Plan

Purpose. The purpose of the Plan is to assist our General Partner in securing and retaining employees of outstanding ability who are in a position to participate significantly in the development and implementation of our strategic plans. The Plan provides employees of our General Partner and non-employee members of the Board the opportunity to receive grants of options, phantom units, performance units, unit awards, unit appreciation rights and other unit-based awards, with or without distribution equivalents. Our General Partner believes that, by providing equity-based compensation, the Plan will encourage participants to contribute materially to our long-term growth, thereby benefiting our Unitholders, and more closely aligning the economic interests of participants with those of our Unitholders. The Plan is intended to replace the Old Plan, which expired on December 31, 2009. In addition, it would replace the AmeriGas Propane, Inc. Discretionary Long-Term Incentive Plan for Non-Executive Key Employees (the “Non-Executive Plan”). No additional grants will be made under the Non-Executive Plan if this Plan is approved by our Unitholders.

Administration. With respect to grants made to employees, the Plan will be administered by the Compensation/Pension Committee of the Board or another committee appointed by the Board to administer the Plan. With respect to grants made to non-employee directors, the Plan will be administered by the Board. The term “Committee” refers to the designated committee or the Board, as applicable.

Grants. The Committee may make the following types of grants under the Plan, with terms to be established by the Committee:

•	Options

•	Phantom Units

•	Performance Units

•	Unit Awards

•	Unit Appreciation Rights

•	Other unit-based awards, which are other awards based on, measured by or payable in our common units

Common Units. The total aggregate number of common units that may be issued under the Plan is 2,800,000 common units, subject to adjustment for changes in capitalization as described below.

For administrative purposes, the Committee will reserve common units equal to the maximum number of common units that may be issued under each grant, when grants payable in common units are made under the Plan. If and to the extent options or unit appreciation rights granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent any unit awards, phantom units, performance units or other unit-based awards are forfeited, terminated, expire or are cancelled or otherwise not paid in full, the common units reserved for those grants will again be available for issuance under the Plan. Common units surrendered in payment of the exercise price of an option and common units withheld or surrendered for payment of taxes will not be available for re-issuance under the Plan. Upon the exercise of a unit appreciation right, the full number of common units subject to the unit appreciation right will be considered issued under the Plan, without regard to the number of common units issued upon exercise of the unit appreciation right and without regard to any cash settlement of the unit appreciation right. To the extent that a grant of phantom units or performance units is designated to be paid in cash, and not in common units, such grant will not count against the common unit limits set forth above.

Eligibility. All employees of the General Partner who perform services for us or in furtherance of our business may participate in the Plan if selected by the Committee. In addition, the General Partner’s non-employee directors are eligible to participate in the Plan. As of June 1, 2010, we estimate that approximately three-hundred employees of the General Partner and six non-employee directors of the General Partner will be eligible to participate in the Plan.

Options. The Committee will select the employees and non-employee directors who will receive options. The Committee will determine the number of common units that will be subject to each grant of options and the terms and conditions of the options.

The exercise price of an option will be equal to or greater than the fair market value of a common unit on the date of grant.

The term of any option will not exceed ten years. The Committee will determine when options may be exercised. The Committee may grant options that are subject to the achievement of performance goals or other conditions and may accelerate the exercisability of outstanding options at any time for any reason. Except as provided in the grant letter, an option can only be exercised while the participant is an employee or is providing services as a non-employee director. The grant letter will specify whether and, if so, under what circumstances a participant may exercise an option after termination of employment or service.

Phantom Units. The Committee may grant phantom units to employees and non-employee directors. Each phantom unit represents the right of the participant to receive a common unit or an amount based on the value of a common unit. The Committee will determine the number of phantom units to be granted and the terms and conditions applicable to each grant. All phantom units will be forfeited upon termination of the participant’s employment or service unless the grant letter provides otherwise.

Performance Units. The Committee may grant performance units to employees and non-employee directors. Each performance unit represents the right of the participant to receive a common unit or an amount based on the value of a common unit. The Committee will determine the number of performance units to be granted and the terms and conditions applicable to each grant, which may include payment based on the achievement of performance goals. All performance units will be forfeited upon termination of the participant’s employment or service unless the grant letter provides otherwise.

Distribution Equivalents. The Committee may grant distribution equivalents in connection with phantom units, performance units or other unit-based awards, under such terms and conditions as the Committee deems appropriate. Distribution equivalents may be paid in cash or common units, or in a combination of the two, as the Committee deems appropriate.

Unit Awards. The Committee may grant unit awards to employees and non-employee directors, on the terms and conditions that the Committee deems appropriate. As determined by the Committee, common units issued pursuant to unit awards may be issued for cash consideration or for no cash consideration, and may or may not be subject to restrictions or other conditions such as the achievement of specific performance goals or the passage of time. All unit awards will be forfeited upon termination of the participant’s employment or service unless the grant letter provides otherwise. The Committee will determine to what extent, and under what conditions, the participant will have the right to vote common units subject to unit awards and to receive any distributions paid on such common units during the restriction period, if applicable.

Unit Appreciation Rights. The Committee may grant unit appreciation rights to employees or non-employee directors separately or in tandem with any option grant. The Committee will establish the number of common units underlying the unit appreciation rights and the terms and the base amount of the unit appreciation right at the time it is granted. The base amount will not be less than the fair market value of a common unit on the date of grant. The term of any unit appreciation right will not exceed ten years. In the case of tandem unit appreciation rights, the number of unit appreciation rights granted to a participant that will be exercisable during a specified period will not exceed the number of common units that the participant may purchase upon the exercise of the related option during such period. Except as provided in the grant letter, a unit appreciation right can only be exercised while the participant is an employee or is providing services as a non-employee director. When a participant exercises a unit appreciation right, the participant will receive in settlement the amount by which the fair market value of the underlying common unit on the date of exercise exceeds the base amount of the unit appreciation right, as specified in the grant letter. The Committee will determine whether the common unit appreciation for a unit appreciation right will be paid in common units, cash or, or a combination of the two.

Other Unit-Based Awards. The Committee may grant other unit-based awards that are based on or measured by common units to employees or non-employee directors. These other unit-based awards can be granted subject to the achievement of performance goals or other conditions. Other unit-based awards may be paid in common units or cash, or a combination of the two, as determined by the Committee in the grant letter.

Performance-Based Compensation. When performance-based grants are made, the Committee will establish in writing the performance goals that must be met in order for the grants to be payable or the restrictions to lapse, the period during which performance will be measured, the maximum amounts that may be paid if the performance goals are met, and any other conditions as the Committee deems appropriate.

The Committee will use performance goals based on any criteria that the Committee deems appropriate, including the following criteria with respect to us: common unit price, earnings per common unit, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA, net capital employed, return on assets, Unitholder return, return on equity, return on capital employed, growth in assets, common unit volume, sales, cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified goals relating to revenue, market penetration, customer growth, geographic business expansion, cost or acquisitions or divestitures. The performance goals may relate to one or more business units or to our performance and the performance of our subsidiaries as a whole, or any combination of the foregoing. Performance goals do not have to be uniform among participants.

Deferrals. The Committee can permit or require a participant to defer receipt of the payment of cash or the delivery of common units. The Committee will establish rules and procedures for any such deferrals, consistent with the applicable requirements of section 409A of the Internal Revenue Code.

Withholding of Taxes. All grants under the Plan will be subject to applicable federal tax withholding requirements. If the Committee permits, common units may be withheld to satisfy the General Partner’s tax withholding obligation with respect to grants paid in common units at the time such grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate.

Transferability of Grants. Grants under the Plan are not transferable by the participant except by will or the laws of descent and distribution.

Change of Control. Upon a change of control, unless the Committee determines otherwise, (i) we will provide each participant who holds outstanding grants with a written notice of the change of control, (ii) all outstanding options and unit appreciation rights will accelerate and become fully exercisable, (iii) the restrictions and conditions on all unit awards will lapse, (iv) all phantom units and performance units will become payable in cash, in an amount not less than their target amount or a larger amount, up to the maximum value of the grant, and (v) distribution equivalents and other unit-based awards will become payable in full, in cash, as determined by the Committee.

Upon a change of control where we are not the surviving entity (or we survive only as a subsidiary of another entity), unless the Committee determines otherwise, all grants that remain outstanding after the change of control will be assumed by or replaced with comparable grants by the surviving entity (or a parent or subsidiary of the surviving entity).

Notwithstanding the foregoing, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants, without the consent of any participant: (i) the Committee may require that participants surrender their outstanding options and unit appreciation rights for cancellation in exchange for one or more payments by us, in cash or common units as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the common units subject to the participant’s unexercised options and unit appreciation rights exceeds the exercise price or base amount, as applicable, (ii) after giving participants an opportunity to exercise their outstanding options and unit appreciation rights, the Committee may terminate any or all unexercised options and unit appreciation rights, or (iii) the Committee may determine that participants will receive payments in settlement of phantom units, performance units, distribution equivalents or other unit-based awards, in such amount and form and on such terms as may be determined by the Committee.

The Committee making the determinations with respect to a change of control must be comprised of the same members as those of the Committee immediately before the change of control. If the Committee members do not meet this requirement, the Committee will not have discretion to vary the automatic provisions described in the first two paragraphs above.

The Committee may provide in the grant letter that a sale or other transaction involving a subsidiary or other business unit of our General Partner or us will be considered a change of control for purposes of a grant, or the Committee may establish other provisions that will be applicable in the event of a specified transaction.

A change of control is defined in the Plan as any one of the following:

•	Any person, except an entity related to UGI Corporation (“UGI”), becomes the beneficial owner of 20% or more of the outstanding common stock of UGI.

•

Individuals who, at the beginning of any 24-month period, constitute the UGI board of directors cease to constitute a majority of the UGI board of directors, unless their election or nomination was approved by a majority of the incumbent directors.

•

Reorganization, merger or consolidation of UGI in which the UGI shareholders immediately before the transaction do not, immediately after the transaction, own more than 50% of the then outstanding shares and voting power of the surviving company.

•	Liquidation or dissolution of UGI.

•

Sale of all or substantially all of UGI’s assets, other than to a corporation with respect to which, following the sale, more than 50% of the stock is owned by persons who were UGI shareholders immediately before the sale.

•

Completion by us, the General Partner, or AmeriGas Propane L.P. (the “Operating Partnership”) of a reorganization, merger or consolidation in which the beneficial owners of the General Partner’s voting securities or our outstanding common units immediately before the transaction do not, immediately after the transaction, own more than 50% of the outstanding equity of the surviving company.

•	Liquidation or dissolution of us, the General Partner or the Operating Partnership.

•

Sale of all or substantially all of our assets or the assets of the General Partner or the Operating Partnership, other than to an entity with respect to which, immediately following the sale, more than 50% of the equity is owned by the individuals and entities who were our beneficial owners or the beneficial owners of the General Partner or the Operating Partnership, as applicable, immediately prior to the sale.

•	UGI and its subsidiaries cease to own more than 50% of our outstanding general partnership interests or those of the Operating Partnership.

•	UGI and its subsidiaries cease to own more than 50% of the outstanding stock or voting power of the outstanding securities of the General Partner.

•	The General Partner is removed as our general partner by a vote of our limited partners, or as a result of judicial or administrative proceedings.

Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time; provided the Board may not amend the Plan if the amendment would adversely affect any outstanding awards and may not amend the Plan without Unitholder approval if Unitholder approval is required in order to comply with applicable stock exchange requirements. Except as otherwise provided in Section 5(c) of the Plan, the terms of outstanding options and unit appreciation rights may not be amended to permit repricing of such awards granted under the Plan without Unitholder approval.

Federal Income Tax Consequences

The following description of the federal income tax consequences of grants under the Plan is a general summary. State, local, and other taxes may also be imposed in connection with grants. This discussion is intended for the information of Unitholders considering how to vote on this Plan proposal and not as tax guidance to individuals who participate in the Plan.

Options. A participant who receives an option will recognize no income at the time of the grant of the option. Upon exercise of an option, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of our common units on the date of exercise over the option price. The basis in common units acquired upon exercise of an option will equal the fair market value of such common units at the time of exercise, and the holding period of the common units (for capital gain purposes) will begin on the date of exercise.

Phantom Units. A participant who receives a phantom unit will not recognize taxable income until cash or a common unit is paid to the participant. When cash or a common unit is paid, the participant will recognize ordinary income in an amount equal to the cash and the fair market value of any common unit paid to the participant.

Performance Units. A participant who receives a performance unit will not recognize taxable income until cash or a common unit is paid to the participant. When cash or a common unit is paid, the participant will recognize ordinary income in an amount equal to the cash and the fair market value of any common unit paid to the participant.

Unit Awards. A participant who receives a unit award generally will not recognize taxable income until the common unit is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs first. When the common unit is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income in an amount equal to the fair market value of the common unit at that time, less any amount paid for the common unit. A participant may elect to recognize ordinary income when a unit award is granted in an amount equal to the fair market value of the common unit at the date of grant, determined without regard to the restrictions.

Unit Appreciation Rights, Distribution Equivalents and Other Unit-Based Awards. A participant will recognize ordinary income when unit appreciation rights are exercised and when distribution equivalents and other unit-based awards are paid to the participant, in an amount equal to the cash and the fair market value of any common units paid to the participant.

Deductions. We will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary income. Since we are classified as a partnership and not a taxable entity for federal income tax purposes, however, this deduction will generally be allocated among our Unitholders.

Section 409A. The Plan and grants under the Plan are intended to comply with section 409A of the Internal Revenue Code and its corresponding regulations, or an exemption, and payments may only be made upon an event and in a manner permitted by section 409A, to the extent applicable.

Market Price of Common Units

The closing price of our partnership common units, as reported on the New York Stock Exchange Composite Tape, on May 28, 2010 was $39.54.

New Plan Benefits

Our General Partner currently believes it will likely grant awards under the Plan in a manner consistent with historical awards under the Old Plan and the Non-Executive Plan. In addition, we expect the Board will consider making grants to non-employee directors upon approval of the Plan.

Two awards, in an aggregate amount of 450 performance units, have been made, subject to Unitholder approval of the Plan, to two executive officers who are not named executive officers (as defined below). No additional awards have been made under the Plan.

Vote Required

Approval of the Plan requires the affirmative vote of a majority of votes cast on the proposal, provided that the total votes cast on the proposal, whether “for” or “against,” represent over 50% in interest of all common units entitled to vote on the proposal.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Limited Partnership Common Units by Certain Beneficial Owners

The following table sets forth certain information regarding each person known by the General Partner to be the beneficial owner of more than 5 percent of the Partnership’s common units as of June 1, 2010. AmeriGas Propane, Inc. is the sole general partner of AmeriGas Partners.

Name and Address (1) of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Units		Percent of Class
UGI Corporation	24,691,209	(2)	43%
AmeriGas, Inc.	24,691,209	(3)	43%
AmeriGas Propane, Inc.	24,691,209	(4)	43%
Petrolane Incorporated	7,839,911	(4)	14%

(1)

The address of each of UGI Corporation (“UGI”) and AmeriGas Propane, Inc., the General Partner, is 460 North Gulph Road, King of Prussia, PA 19406. The address of each of AmeriGas, Inc. and Petrolane Incorporated is 2525 N. 12th Street, Suite 360, Reading, PA 19612.

(2)	Based on the number of units held by its indirect, wholly-owned subsidiaries, Petrolane Incorporated (“Petrolane”) and AmeriGas Propane, Inc.
(3)	Based on the number of units held by its direct and indirect, wholly-owned subsidiaries, AmeriGas Propane, Inc. and Petrolane.
(4)	AmeriGas Propane, Inc.’s beneficial ownership includes 7,839,911 common units held by its subsidiary, Petrolane. Beneficial ownership of those common units is shared with UGI and AmeriGas, Inc.

Ownership of Limited Partnership Common Units by the Directors and Executive Officers of the General Partner

The table below sets forth as of June 1, 2010 the beneficial ownership of common units by each director and each of the executives named in the Summary Compensation Table set forth herein, as well as by the directors and all of the executive officers of the General Partner as a group. No director, named executive officer or executive officer beneficially owns 1 percent or more of the common units. The total number of common units beneficially owned by the directors and executive officers of the General Partner as a group represents less than 1 percent of the Partnership’s outstanding common units.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Units (1)
S. D. Ban	0
E. V. N. Bissell	64,600	(2)
R. C. Gozon	5,000
L. R. Greenberg	11,000
R. H. Knauss	14,108
W. J. Marrazzo	1,000	(3)
G. A. Pratt	0
M. O. Schlanger	1,000	(4)
J. E. Sheridan	16,703	(5)
H. B. Stoeckel	0
J. L. Walsh	7,000	(6)
Directors and executive officers as a group (19 persons)	167,566

(1)	Sole voting and investment power unless otherwise specified.
(2)	Mr. Bissell’s units are held jointly with his spouse.

(3)	Mr. Marrazzo holds 500 units jointly with his spouse.
(4)	The units shown are owned by Mr. Schlanger’s spouse. Mr. Schlanger disclaims beneficial ownership of his spouse’s units.
(5)	Mr. Sheridan’s units are held jointly with his spouse.
(6)	Mr. Walsh’s units are held jointly with his spouse.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of September 30, 2009 with respect to compensation plans under which equity securities of AmeriGas Partners, that is, common units, were authorized for issuance.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	147,600	0	363,686	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	147,600		363,686	(1)

(1)	This number includes 234,586 common units under the Old Plan and 129,100 common units under the Non-Executive Plan. December 31, 2009 was the last day on which awards could be granted under the Old Plan. Accordingly, no securities are available for grants under the Old Plan. In addition, if the Plan is approved by Unitholders, no further grants will be made under the Non-Executive Plan.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation/Pension Committee of the General Partner are Messrs. Schlanger (Chairman) and Marrazzo and Dr. Ban. None of the members is a former or current officer or employee of the General Partner or any of its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the Securities and Exchange Commission.

The following Report of the Compensation/Pension Committee, Compensation Discussion and Analysis, and executive and director compensation disclosure were originally disclosed in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2009 and are provided herein pursuant to regulatory disclosure requirements.

REPORT OF THE COMPENSATION/PENSION COMMITTEE

The Compensation/Pension Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the General Partner’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2009.

Compensation/Pension Committee

Marvin O. Schlanger, Chairman

Stephen D. Ban

William J. Marrazzo

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to Messrs. Bissell, Sheridan, Greenberg, Walsh and Knauss. We refer to these executive officers as our “named executive officers.”

Compensation decisions for Messrs. Bissell and Sheridan were made by the independent members of the Board of Directors of the General Partner after receiving the recommendation of its Compensation/Pension Committee. Compensation decisions for Messrs. Greenberg, Walsh and Knauss were made by the independent members of the Board of Directors of UGI, after receiving the recommendations of its Compensation and Management Development Committee. For ease of understanding, we will use the term “we” to refer to AmeriGas Propane, Inc. and/or UGI Corporation and the term “Committee” or “Committees” to refer to the AmeriGas Propane, Inc. Compensation/Pension Committee and/or the UGI Corporation Compensation and Management Development Committee as appropriate in the relevant compensation decisions, unless the context indicates otherwise.

Compensation Philosophy and Objectives

We believe that our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in unitholder and shareholder value.

In Fiscal 2009, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), special equity awards, perquisites, retirement benefits, and other benefits, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

Determination of Competitive Compensation

The Committees engage Towers Perrin as their compensation consultant. Towers Perrin supports the Committees in performing their responsibilities with respect to our executive compensation program. The primary duties of Towers Perrin are to:

•	provide the Committees with independent and objective market data;

•	conduct compensation analysis; and

•	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives.

These duties are performed annually. In addition, Towers Perrin reviews components of our compensation program as requested from time to time by the Committees and recommends plan design changes as appropriate.

Towers Perrin also performs other services for us and our affiliates under separate agreements. These services include providing (i) actuarial services for UGI’s pension plans, (ii) consulting services with respect to benefits programs, (iii) non-discrimination testing for qualified benefit plans, and (iv) assistance in determining the accounting fair value of our equity awards.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2008 by Towers Perrin. For Messrs. Bissell and Sheridan, Towers Perrin provided us with two reports: the “2008 Executive Cash Compensation Review” and the “2008 Executive Long-Term Incentive Review.” Each of these reports includes an executive compensation analysis. We utilize similar but separate Towers Perrin market data for UGI, including an executive compensation analysis, in determining compensation for Messrs. Greenberg, Walsh and Knauss. While we do not benchmark against specific companies in the Towers Perrin reports, our Committees do reference the data and consider the reports when discussing our executives’ compensation. Our Committees exercise discretion and also review other factors, such as internal equity and sustained individual and company performance, when setting our executives’ compensation.

For Messrs. Bissell and Sheridan, the executive compensation analysis is based on general industry data in Towers Perrin’s General Industry Executive Compensation Database, which includes approximately 750 companies. For Messrs. Greenberg, Walsh and Knauss, the analysis was weighted 75 percent based on the General Industry Executive Compensation Database and 25 percent based on Towers Perrin’s Energy Services Executive Compensation Database, which includes approximately 90 utility companies. This weighting is designed to approximate the relative sizes of UGI’s non-utility and utility businesses. Towers Perrin’s General Industry Executive Compensation Database is comprised of companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The energy services and financial services industries are excluded from this database because compensation in these industries typically differs from general industry compensation practices.

For comparison purposes, due to the variance in size among the companies in the General Industry Executive Compensation Database, regression analysis, which is an objective analytical tool used to determine the relationship among data, was used to adjust the data for differences in company revenues. We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range in his salary grade approximates the 50th percentile of salaries for comparable executives included in the executive compensation database material referenced by Towers Perrin. After consultation with Towers Perrin, we considered salaries that were within 15 percent of market median salary levels developed by Towers Perrin to be competitive.

Elements of Compensation

Salary. Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of AmeriGas Partners or UGI, as the case may be.

As noted above, we seek to position the midpoint of the salary grade for our named executive officers to approximate the 50th percentile of salaries for comparable executives as determined in the applicable Towers Perrin executive compensation databases. Based on the data provided by Towers Perrin, we increased the range of salary in each salary grade for each named executive officer, other than Mr. Greenberg, by 2.5 percent. The Committee established Mr. Greenberg’s Fiscal 2009 salary grade midpoint at the market median of comparable executives as identified by Towers Perrin’s executive compensation databases.

We adjusted individual salaries to reflect merit increases. The merit increases were targeted at 3.5 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Criteria reviewed in such performance evaluations included: overall leadership, accomplishment of annual goals and objectives, development of an effective management team, and commitment to the job and company. For Fiscal 2009, all named executive officers received a salary that was within 85 percent to 105 percent of the midpoint for his salary range.

The following table sets forth each named executive officer’s Fiscal 2009 salary and his percentage increase over Fiscal 2008.

Name	Salary	Percentage Increase over Fiscal 2008 Salary
E. V. N. Bissell	$490,000	10.7%
J. E. Sheridan	$302,356	7.6%
L. R. Greenberg	$1,067,500	4.0%
J. L. Walsh	$648,440	5.0%
R. H. Knauss	$340,340	8.0%

Annual Bonus Awards. Our General Partner and UGI annual bonus plans provide our named executive officers with the opportunity to earn annual cash incentives provided that certain performance goals are satisfied. Our annual cash incentives are intended to motivate our executives to focus on the achievement of our annual business objectives by providing competitive incentive opportunities to those executives who have the ability to significantly impact our financial performance. We believe that basing a meaningful portion of an executive’s compensation on financial performance emphasizes our pay for performance philosophy and will result in the enhancement of partnership unitholder or shareholder value.

In determining the target award levels under our annual bonus plan, we considered information in the Towers Perrin executive compensation databases regarding the percentage of salary payable upon achievement of target goals relative to other companies as described above. In establishing the target award level, we position the amount within the 50th to 75th percentiles for comparable executives. We determined that the 50th to 75th percentile range was appropriate because we believe that the annual bonus opportunities should have a significant reward potential to recognize the difficulty of achieving the annual goals and the significant beneficial impact to the Partnership of such achievement. For Fiscal 2009, Mr. Bissell’s opportunity was set at the 58th percentile and the other named executive officers’ opportunities were set between the 50th and 65th percentiles.

Messrs. Bissell and Sheridan participate in the AmeriGas Propane, Inc. Executive Annual Bonus Plan. For Messrs. Bissell and Sheridan, the entire target award opportunity was based on earnings per common unit (“EPU”) of AmeriGas Partners, with the bonus achieved based on EPU subject to adjustment based on achievement of our customer growth goal, as described below. We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year and EPU provides a straightforward, “bottom line” measure of the performance of an executive in a large, well-established business. In addition, we believe that customer growth for AmeriGas Partners is an important corollary to EPU because we foresee only modest growth, if any, in total demand for propane, and, therefore, customer growth is an important factor in our ability to improve the Partnership’s long-term financial performance. Additionally, the customer growth adjustment serves to balance the risk of achieving our short-term annual financial goals at the expense of our long-term goal to grow our customer base.

Messrs. Greenberg, Walsh and Knauss participate in the UGI Corporation Executive Annual Bonus Plan. For reasons similar to those underlying our use of EPU as a goal for Messrs. Bissell and Sheridan, the entire target award for Messrs. Greenberg, Walsh and Knauss was based on UGI’s earnings per share (“EPS”). We also believe that EPS is an appropriate measure for Messrs. Greenberg, Walsh and Knauss, whose duties encompass UGI and its affiliated enterprises, including the General Partner and the Partnership. The EPS measure is not subject to adjustment based on customer growth or any other metric.

As noted above, each of Messrs. Bissell’s and Sheridan’s target award opportunity was based on EPU of the Partnership, subject to modification based on customer growth. The EPU target amount was derived based on a targeted earnings before interest, taxes, depreciation and amortization (“EBITDA”) range for AmeriGas Partners of approximately $315 million to $325 million for Fiscal 2009. Under the target bonus criteria applicable to Mr. Bissell, no bonus would be paid if the EPU amount was less than approximately 80 percent of the EPU target, while 200 percent of the target bonus might be payable if EPU was approximately 120 percent or more of the target. The percentage of target bonus payable based on various levels of EPU is referred to as the “EPU Leverage Factor.” The amount of the award determined by applying the EPU Leverage Factor is then adjusted to reflect the degree of achievement of predetermined customer growth objectives (“Customer Growth Leverage Factor”). For Fiscal 2009, the adjustment ranged from 80 percent if the growth objective was not achieved, to 120 percent if the growth objective exceeded 170 percent of the growth target. The customer growth adjustment for Fiscal 2009 was modified to establish a more equitable balance between financial performance and attainment of customer growth goals. Once the EPU Leverage Factor and Customer Growth Leverage Factor are determined, the EPU Leverage Factor is multiplied by the Customer Growth Leverage Factor to obtain an adjusted leverage factor. This adjusted leverage factor is then multiplied by the target bonus opportunity to arrive at the bonus award payable for the fiscal year.

For Fiscal 2009, the EPU substantially exceeded the EPU target and the customer growth target was not achieved. The Committee has discretion under the Executive Annual Bonus Plan to increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent. The Committee exercised its discretion to adjust the Fiscal 2009 bonus payments for Messrs. Bissell and Sheridan (i) significantly downward (from 160 percent to 107.1 percent of the target award) by excluding from the calculation of the EPU Leverage Factor the gain associated with the divestiture of our California storage facility (consistent with our past practice of eliminating the effect of unusual gains and losses), and thereafter (ii) modestly upward (to 115 percent of the target award) to reflect both management’s progress in executing its strategic plan and the Partnership’s overall performance under the extraordinarily challenging economic conditions that existed during Fiscal 2009. Accordingly, each of Messrs. Bissell and Sheridan received a bonus payout equal to 115 percent of his target award.

The bonus award opportunity for each of Messrs. Greenberg, Walsh and Knauss was structured so that no amounts would be paid unless UGI’s EPS was at least 80 percent of the target amount, with the target bonus award being paid out if UGI’s EPS was 100 percent of the targeted EPS. The maximum bonus, equal to 200 percent of the target bonus, would be payable if the EPS equaled or exceeded 120 percent of the EPS target. The targeted EPS for bonus purposes for Fiscal 2009 was established to be in the range of $2.10 to $2.20 per share. For Fiscal 2009, the targeted EPS was exceeded and Messrs. Greenberg, Walsh and Knauss each received a bonus payout equal to 149.1 percent of his target bonus.

Accordingly, the following annual bonus payments were made for Fiscal 2009:

Name	Percent of Target Bonus Paid	Amount of Bonus
E. V. N. Bissell	115.0%	$450,800
J. E. Sheridan	115.0%	$173,855
L. R. Greenberg	149.1%	$1,591,643
J. L. Walsh	149.1%	$821,800
R. H. Knauss	149.1%	$329,841

Special Equity Award. On November 21, 2008, the Committee and the independent members of the UGI Board of Directors approved a special award of 12,000 restricted stock units to Mr. Knauss, effective January 1, 2009. The award was granted under the UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 (the “2004 Plan”) to recognize Mr. Knauss’ many significant contributions to UGI and its subsidiaries. The UGI common stock underlying the award will vest, along with accumulated dividends, on December 31, 2011. In the event of death, disability or retirement, the shares will immediately vest.

Long-Term Compensation — Fiscal 2009 Equity Awards. Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our company in order to align the executives’ interests with unitholder interests. Additionally, we believe our long-term incentives provide us the ability to attract and retain talented executives in a competitive market. We awarded our long-term compensation effective January 1, 2009 for all our named executive officers under either the 2000 AmeriGas Propane, Inc. Long-Term Incentive Plan or the 2004 Plan.

Our long-term compensation for Fiscal 2009 included UGI stock option grants and either AmeriGas Partners performance unit awards or UGI performance unit awards. Messrs. Bissell and Sheridan were each awarded AmeriGas Partners performance unit awards tied to the three-year total return performance of AmeriGas Partners common units relative to that of a peer group of publicly traded limited partnerships. Messrs. Greenberg, Walsh and Knauss were each awarded UGI Corporation performance units tied to the three-year total return performance of UGI’s common stock relative to that of the companies in the S&P Utilities Index. Each performance unit represents the right of the recipient to receive a common unit or a share of common stock if specified performance goals and other conditions are met.

As is the case with cash compensation and annual bonus awards, we referenced Towers Perrin’s executive compensation databases in establishing equity compensation. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2009, we initially referenced (i) market median salary information and (ii) the percentage of the market median base salary for each position to be delivered as a long-term compensation opportunity, both as calculated by Towers Perrin. The aforementioned percentage was developed using the applicable executive compensation databases and was targeted to produce long-term compensation opportunity at the 50th percentile level.

We initially applied approximately 50 percent of the amount of the long-term incentive opportunity to stock options and approximately 50 percent to performance units. We have bifurcated long-term compensation in this manner since 2000 and believe it provides a good balance between two related, but discrete goals. Stock options are designed to align the executive’s interests with shareholder interests, because the value of stock options is a function of the appreciation or depreciation of UGI’s stock price. As explained in more detail below, the performance units are designed to encourage total unitholder or shareholder return that compares favorably relative to a competitive peer group.

In providing award calculations, Towers Perrin valued UGI stock options by applying a binomial model. The stock price used in the model for January 1, 2009 awards was $27.04 which was the three month average

UGI stock price from May 22, 2008 through August 22, 2008. The model also assumes 5 percent turnover annually over the vesting period to account for options forfeited by terminating participants. As a result of this analysis, Towers Perrin valued the stock options at $3.93 per underlying share. Based on its valuation, Towers Perrin calculated the number of options to be granted to the named executive officers covering a specified number of underlying shares.

The remaining 50 percent of the long-term compensation opportunity is awarded as performance units. In calculating the number of AmeriGas Partners performance units to be awarded to each of Messrs. Bissell and Sheridan, Towers Perrin placed a value of $23.04 per unit. The value was computed by taking an average price for AmeriGas Partners common units from May 22, 2008 through August 22, 2008, and adjusting the price based on Towers Perrin’s standard assumptions, including the same 5 percent turnover assumption used in valuing stock options. The number of UGI performance units awarded was computed in a similar fashion, subject to the same 5 percent turnover assumption. In calculating the number of UGI performance units to be awarded to Messrs. Greenberg, Walsh and Knauss, Towers Perrin placed a value of $19.61 per share underlying a UGI performance unit, based on the average price of UGI common stock over the three month period from May 22, 2008 through August 22, 2008.

While management used the Towers Perrin calculations as a starting point, in accordance with past practice, management recommended adjustments to the aggregate number of UGI stock options and AmeriGas Partners and UGI performance units calculated by Towers Perrin. The adjustments were designed to address historic grant practices, internal pay equity and the policy of UGI that the three year average of the annual number of UGI equity awards, expressed as a percentage of UGI common shares outstanding at fiscal year-end, made under the 2004 Plan for the fiscal years 2007 through 2009 will not exceed 2 percent. For purposes of calculating the annual number of equity awards used in this calculation: (i) each stock option granted is deemed to equal one share and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal four shares.

As a result of the Committee’s acceptance of management’s recommendations, the named executives received between approximately 72 percent and 88 percent of the total dollar value of long-term compensation opportunity recommended by Towers Perrin. The actual grant amounts are set forth below:

Name	Shares Underlying Stock Options # Granted	Performance Units # Granted
E. V. N. Bissell	75,000	20,000
J. E. Sheridan	21,000	4,500
L. R. Greenberg	300,000	70,000	(1)
J. L. Walsh	125,000	28,000	(1)
R. H. Knauss	50,000	10,000	(1)

(1)	Constitutes UGI performance units.

While the number of performance units awarded to the named executive officers was determined as described above, the actual number of shares or partnership common units underlying performance units that are paid out at the expiration of the three-year performance period will be based upon comparative AmeriGas Partners total unitholder return (“TUR”) or UGI total shareholder return (“TSR”) over the period from January 1, 2009 to December 31, 2011. In computing TUR, we use the average of the daily closing prices for our common units and those of each entity in the peer group below for the ninety calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. For the AmeriGas Partners performance units awarded to Messrs. Bissell and Sheridan, we compare the TUR of AmeriGas Partners’

common units to the TUR performance of each member of a peer group comprised of the following publicly traded limited partnerships engaged in the propane, pipeline and coal industries:

Alliance Resource Partners, L.P.	Kinder Morgan Energy Partners, L.P.	Plains All American Pipeline, L.P.
Buckeye Partners, L.P.	Magellan Midstream Partners, L.P.	Star Gas Partners, L.P.
Enbridge Energy Partners, L.P.	Natural Resources Partners, L.P.	Suburban Propane Partners, L.P.
Energy Transfer Partners, L.P.	NuStar Energy, L.P.	Sunoco Logistics Partners, L.P.
Enterprise Products Partners, L.P.	ONEOK Partners, L.P.	TC Pipelines, L.P.
Ferrellgas Partners, L.P.	Penn Virginia Resource Partners, L.P.	TEPPCO Partners, L.P.
Inergy, L.P.

In determining the number of UGI performance units to be paid out, UGI will compare the TSR of UGI common stock relative to the TSR performance of those companies comprising the Standard and Poors 500 Utilities Index (S&P Utilities Index) as of the beginning of a performance period. In computing TSR, UGI uses the average of the daily closing prices for its common stock and the common stock of each company in the S&P Utilities Index for the ninety calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the S&P Utilities Index during a three-year performance period, UGI does not include that company in its TSR analysis. UGI will only remove a company that was included in the S&P Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. Those companies in the S&P Utilities Index as of December 31, 2008 were as follows:

Allegheny Energy, Inc.	Entergy Corporation	PPL Corporation
Ameren Corporation	EQT Corporation	Progress Energy, Inc.
American Electric Power Company, Inc.	Exelon Corporation	Public Service Enterprise Group Inc.
Centerpoint Energy, Inc.	FirstEnergy Corp.	Questar Corporation
CMS Energy Corporation	FPL Group, Inc.	SCANA Corporation
Consolidated Edison, Inc.	Integrys Energy Group, Inc.	Sempra Energy
Constellation Energy Group, Inc.	Nicor Inc.	TECO Energy, Inc.
Dominion Resources, Inc.	NiSource Inc.	The AES Corporation
DTE Energy Company	PG&E Corporation	The Southern Company
Duke Energy Corporation	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Dynegy Inc.	Pinnacle West Capital Corp.	Xcel Energy Inc.
Edison International

Each award payable to the named executive officers provides a number of AmeriGas Partners common units or UGI shares equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, management of the General Partner or UGI, as the case may be, has the authority to provide for a cash payment to the named executives in lieu of up to 35 percent of the common units or shares payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that UGI executives earn shares in excess of the target award, the value of the above target shares is paid entirely in cash.

The minimum award, equivalent to 50 percent of the number of performance units, will be payable if the TUR or TSR rank is at the 40th percentile of the peer group or S&P Utilities Index companies, as applicable. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TUR or TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units, will be payable if the TUR or TSR rank is the highest of all peer group or S&P Utilities Index companies, as applicable.

All performance units have partnership distribution or dividend equivalent rights, as applicable. A distribution equivalent is an amount determined by multiplying the number of performance units credited to a recipient’s account by the per-unit cash distribution, or the per-unit fair market value of any non-cash distribution, paid by AmeriGas Partners during the performance period on its common units on a distribution payment date. Accrued distribution and dividend (in the case of UGI performance units) equivalents are payable on the number of common units or common shares payable, if any, at the end of the performance period and are paid in cash.

Long-Term Compensation — Payout of Performance Units for 2006-2008 Period. During Fiscal 2009, we paid out awards to those executives who received performance units in fiscal year 2006 for the period from January 1, 2006 to December 31, 2008. For that period, the General Partner’s TUR ranked 5th relative to its peer group of 19 other partnerships, placing the General Partner at the 79th percentile ranking, resulting in a 156.6 percent payout of the target award. UGI’s TSR ranked 9th relative to the 28 other companies in the S&P 500 Utilities Index, placing UGI just above the 71st percentile ranking, resulting in a 144 percent payout of the target award. The award criteria for AmeriGas Partners’ common units and UGI’s common stock during that period was the same as those for the performance units granted for 2009-2011, described above. As a result of the foregoing, the payouts on performance unit awards were as follows:

Name	Performance Unit Payout	Performance Unit Payout Value (1) ($)
E. V. N. Bissell	18,792	663,076
J. E. Sheridan	3,915	138,141
L. R. Greenberg	72,000	1,916,010
J. L. Walsh	36,000	958,005
R. H. Knauss	10,800	287,402

(1)	Includes distribution equivalent or dividend equivalent payout.

Perquisites. We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services on an after-tax basis, certain health maintenance services and limited spousal travel. The aggregate cost of perquisites for all named executive officers in Fiscal 2009 was less than $30,000. In Fiscal 2009, we reviewed with Towers Perrin our policies on reimbursing executives for the taxes payable on certain perquisites. As a result, we decided to discontinue providing executives with tax reimbursements on perquisites.

Other Benefits. Our named executive officers participate in various retirement, deferred compensation and severance plans which are described in greater detail in the “Ongoing Plans and Post-Employment Agreements” section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance, and paid holidays and vacations. These benefits generally are available to all of our full-time employees.

Ongoing Plans and Post-Employment Agreements

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Propane Savings Plan”). This plan is a tax-qualified defined contribution plan for General Partner employees. Under the plan, an employee may contribute, subject to Code limitations (which, among other things, limited annual contributions in 2009 to $16,500), up to 50 percent of his or her compensation on a pre-tax basis, and the General Partner provides a matching contribution equal to 100 percent of the first 5 percent of compensation contributed in any pay period. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a UGI stock fund. Messrs. Bissell and Sheridan are eligible to participate in the AmeriGas Propane Savings Plan.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”). This plan is a tax-qualified defined contribution plan available to, among others, employees of UGI. Under the plan, an employee may contribute, subject to Code limitations (which, among other things, limited annual contributions in 2009 to $16,500), up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 20 percent of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50 percent of his or her eligible compensation. UGI provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. Like the AmeriGas Propane Savings Plan, participants in the UGI Savings Plan may invest amounts credited to their account among a number of funds, including a UGI stock fund. Messrs. Greenberg, Walsh and Knauss are eligible to participate in the UGI Savings Plan.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”). This plan is a tax-qualified defined benefit plan available to, among others, employees of UGI and certain of its subsidiaries, but not including the General Partner. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Messrs. Greenberg, Walsh and Knauss are eligible to participate in the UGI Pension Plan. Mr. Bissell has a vested benefit in the UGI Pension Plan, but he no longer participates. See the “Pension Benefits Table — Fiscal 2009” and accompanying narrative for additional information.

UGI Corporation Supplemental Executive Retirement Plan. This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan, but are restricted from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh and Knauss participate in the UGI Corporation Supplemental Executive Retirement Plan. See the “Pension Benefits Table — Fiscal 2009” and accompanying narrative for additional information.

AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. The General Partner maintains a supplemental executive retirement plan, which is a nonqualified deferred compensation plan for highly compensated employees of the General Partner. Under the plan, the General Partner credits to each participant’s account 5 percent of the compensation below the Code compensation limits and 10 percent of excess compensation. In addition, if any portion of the General Partner’s matching contribution under the AmeriGas Propane, Inc. Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Messrs. Bissell and Sheridan participate in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. See the “Nonqualified Deferred Compensation Table — Fiscal 2009” and accompanying narrative for additional information.

UGI Corporation Supplemental Savings Plan. This plan is a nonqualified deferred compensation plan that provides benefits that would be provided under the qualified UGI Savings Plan in the absence of Code limitations. The Supplemental Savings Plan is intended to pay an amount substantially equal to the difference between the UGI matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return based 60 percent on the total return of the Standard & Poor’s 500 Index and 40 percent on the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh and Knauss are each eligible to participate in the UGI Corporation Supplemental Savings Plan.

AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. The General Partner maintains a nonqualified deferred compensation plan under which participants may defer up to $10,000 of their annual compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of mutual funds. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Messrs. Bissell and Sheridan are eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See the “Nonqualified Deferred Compensation Table — Fiscal 2009” and accompanying narrative for additional information.

UGI Corporation 2009 Deferral Plan. This plan was effective as of January 1, 2009 and provides deferral options that comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, related to (i) all stock units granted to the UGI’s non-employee Directors, (ii) benefits payable under the UGI Corporation Supplemental Executive Retirement Plan and (iii) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. If an eligible employee decided prior to December 31, 2008 to defer payment, the employee could elect to receive future benefits after separation from service as (i) a lump sum payment, (ii) annual installment payments over a period between two and ten years or (iii) one to five retirement distribution accounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units, will be deemed to be invested in investment funds selected by the plan participant from among a list of available funds. Stock units will be credited with dividend equivalents which will be converted annually to additional stock units. Messrs. Bissell, Sheridan, Greenberg, Walsh and Knauss elected to defer benefits under this plan. The plan also provides newly eligible participants with a deferral election that must be acted upon promptly.

Severance Pay Plans for Senior Executive Employees. The General Partner and UGI each maintain a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without just cause, other than in the event of death or disability. The General Partner plan covers Messrs. Bissell and Sheridan and the UGI plan covers Messrs. Greenberg, Walsh and Knauss. See “Potential Payments Upon Termination of Employment or Change in Control” below for further information regarding the severance plans.

Change in Control Agreements. The General Partner has change in control agreements with Messrs. Bissell and Sheridan, and UGI has change in control agreements with Messrs. Greenberg, Walsh and Knauss. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control and to serve as an incentive to their continued employment with us. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change in control of UGI (and, in the case of Messrs. Bissell and Sheridan, the General Partner or AmeriGas Partners). The agreements also provide that if change in control payments exceed certain threshold amounts, we or UGI, as the case may be, will make additional payments to reimburse the executives for excise and related taxes imposed under the Code. See “Potential Payments Upon Termination of Employment or Change in Control” for further information regarding the change in control agreements.

Equity Ownership Guidelines

We seek to align executives’ interests with shareholder interests through our equity ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in AmeriGas Partners or, if applicable, UGI, we will enhance the link between our executives and unitholders or shareholders. Under our guidelines, an executive must meet 10 percent of the ownership requirement within one year from the date of employment and must use 10 percent of his annual bonus award to purchase Partnership common units or UGI stock (or, in the case of Messrs. Greenberg, Walsh and Knauss, UGI stock) until his equity ownership requirement is met. In addition, the guidelines require that 50 percent of the net proceeds from a “cashless exercise” of UGI stock options be used to purchase equity until the ownership requirement is met. Up to 20 percent of the ownership requirement may be satisfied through holdings of UGI common stock in the executive’s account in the relevant savings plan.

Messrs. Bissell and Sheridan are each permitted to satisfy their requirements through ownership of AmeriGas Partners common units, UGI common stock, or a combination of AmeriGas Partners common units and UGI common stock, with each AmeriGas Partners common unit equivalent to 1.5 shares of UGI common stock. In Fiscal 2009, the stock ownership guidelines were revised to permit any UGI executive, who was formerly employed by the General Partner, to satisfy up to 50 percent of his or her stock ownership requirement with AmeriGas Partners common units. For purposes of satisfying the stock ownership guideline, each AmeriGas Partners common unit is equivalent to 1.5 shares of UGI common stock.

The following table provides information regarding our equity ownership guidelines for, and the number of shares held at September 30, 2009, by our named executive officers:

Name	Required Ownership of AmeriGas Partners Common Units or UGI Corporation Common Stock	Number of AmeriGas Partners Common Units Held at 9/30/2009 (1)	Number of Shares of UGI Corporation Stock Held at 9/30/2009 (1)
E. V. N. Bissell	60,000	50,359	68,197
J. E. Sheridan	8,000	14,047	901
L. R. Greenberg	250,000	9,000	400,712
J. L. Walsh	100,000	7,000	87,313
R. H. Knauss	20,000	14,108	26,412

(1)	All officers are in compliance with the stock ownership guidelines, which require the accumulation of shares or shares and common units over time.

Stock Option Grant Practices

The Committees approve annual stock option grants to executive officers in the last calendar quarter of each year, effective the following January 1. The exercise price per share of the options is equal to the closing share price of UGI common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case the exercise price is equal to the closing price per share of UGI common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on the date of Committee action and have an exercise price equal to the closing price per share of UGI common stock on the date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

Role of Executive Officers in Determining Executive Compensation

In connection with Fiscal 2009 compensation, Messrs. Bissell, Greenberg and Walsh, aided by our human resources personnel, provided statistical data and recommendations to the Compensation/Pension Committee (and Mr. Greenberg to UGI’s Compensation and Management Development Committee) to assist each Committee in determining compensation levels. Messrs. Bissell, Greenberg and Walsh did not make recommendations as to their own respective compensation and each was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committees utilized this information, and valued the observations of Messrs. Bissell, Greenberg and Walsh with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the independent members of the appropriate Board of Directors following Committee recommendations.

Fiscal 2010 Compensation

In response to the challenging global and domestic economy and period of evolving market dynamics, we determined that executive officers would not receive base salary increases (except in the case of promotions) for fiscal year 2010. We expect that this decision will be maintained throughout fiscal year 2010.

Summary Compensation Table

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our 3 other most highly compensated executive officers for the fiscal years shown.

Summary Compensation Table — Fiscal 2009

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (h)	All Other Compensation ($) (4) (i)	Total ($) (5) (j)

E. V. N. Bissell	2009	487,820	0	887,987	304,500	450,800	5,943	97,151	2,234,201
President and Chief Executive Officer	2008	442,000	0	669,566	625,745	252,960	376	70,200	2,060,847
	2007	425,770	0	409,923	395,188	415,740	16,856	84,401	1,747,878

J. E. Sheridan	2009	301,369	0	176,050	90,107	173,855	0	50,548	791,929
Vice President	2008	280,646	0	104,427	95,108	96,393	0	40,396	616,970
Finance and Chief Financial Officer	2007	268,660	0	73,592	68,230	157,365	862	44,531	613,240

L. R. Greenberg	2009	1,067,975	0	3,365,010	1,218,000	1,591,643	2,640,022	65,416	9,948,066
Chairman	2008	1,026,300	0	617,329	1,524,000	964,722	945,498	81,405	5,159,254
	2007	966,885	0	870,627	1,601,600	944,748	1,988,689	95,560	6,468,109

J. L. Walsh	2009	648,202	0	1,343,522	592,037	821,800	330,768	25,979	3,762,308
Vice Chairman	2008	616,933	0	188,035	656,050	493,383	147,550	24,494	2,126,445
	2007	588,016	0	857,590	588,650	488,818	159,195	19,625	2,701,894

R. H. Knauss	2009	340,146	0	858,451	203,000	329,841	455,185	13,594	2,200,217
Vice President and General Counsel	2008	314,619	0	82,493	439,746	177,698	262,102	10,521	1,287,179
	2007	291,720	0	132,331	205,080	171,181	242,625	10,922	1,053,859

(1)	The amounts shown in columns (e) and (f) above represent the fair value of awards of performance units, stock units and stock options, as the case may be, recognized for financial statement reporting purposes by the Partnership or, with respect to Messrs. Greenberg, Walsh and Knauss, UGI. Accordingly, these figures include amounts from awards granted in and prior to the fiscal year indicated. The Fiscal 2008 stock award amounts shown for Messrs. Greenberg, Walsh and Knauss in column (e) were reduced by the previously accrued value of performance unit awards which expired without payment. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 12 to our Consolidated Financial Statements for Fiscal 2009 and in Exhibit No. 99 to this Report. It is difficult to make comparisons among named executive officers because retirement eligibility influences accounting expense. See the Grants of Plan-Based Awards Table — Fiscal 2009 for information on awards of performance units, UGI stock units and UGI stock options made in Fiscal 2009.
(2)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan.
(3)

The amounts shown in column (h) of the Summary Compensation Table — Fiscal 2009 reflect (i) for Messrs. Bissell, Greenberg, Walsh and Knauss, the change from September 30, 2008 to September 30, 2009 in the actuarial present value of the named executive officer’s accumulated benefit under UGI’s defined benefit and actuarial pension plans, including the UGI Corporation Supplemental Executive Retirement Plan, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the UGI pension plans during any given year. Mr. Bissell has a vested annual benefit of approximately $3,300 under UGI’s defined benefit pension plan, based on prior credited service. Mr. Bissell is not a current participant in that plan or in the UGI Corporation Supplemental Executive Retirement Plan. Mr. Sheridan is not eligible to participate in the UGI pension plan. The material terms of the pension plans and deferred compensation plans are described in the Pension Benefits Table — Fiscal 2009 and the Nonqualified Deferred Compensation Table — Fiscal 2009, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Summary Compensation Table — Fiscal 2009, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the UGI plan for Fiscal 2009 was 5.35 percent, which is 120 percent of the federal long-term rate for December 2008. Messrs. Bissell’s and Sheridan’s earnings on deferred compensation are market-based, calculated by reference to externally managed mutual funds. In Fiscal 2009, there were no above-market earnings on deferred compensation. The amounts included in column (h) of the Summary Compensation Table — Fiscal 2009 are itemized below.

Name	Change in Pension Value	Above-Market Earnings on Deferred Compensation
E. V. N. Bissell	$5,943	$0
J. E. Sheridan	$0	$0
L. R. Greenberg	$2,640,022	$0
J. L. Walsh	$330,768	$0
R. H. Knauss	$455,185	$0

(4)	The table below shows the components of the amounts included for each named executive officer under the “All Other Compensation” column in the Summary Compensation Table — Fiscal 2009. Other than as set forth below, the named executive officers did not receive perquisites with an aggregate value of $10,000 or more.

Name	Employer Contribution to 401(k) Savings Plan	Employer Contribution to AmeriGas Supplemental Executive Retirement Plan/UGI Supplemental Savings Plan	Tax Reimbursement	Perquisites	Total
E. V. N. Bissell	$12,539	$82,362	$2,250	$0	$97,151
J. E. Sheridan	$12,276	$36,022	$2,250	$0	$50,548
L. R. Greenberg (a)	$5,513	$39,848	$5,813	$14,242	$65,416
J. L. Walsh	$5,513	$19,975	$491	$0	$25,979
R. H. Knauss	$5,305	$6,039	$2,250	$0	$13,594

(a)	The perquisites shown for Mr. Greenberg include spousal travel expenses when attending industry-related events where it is customary that officers attend with their spouses, tax preparation fees and occasional use of UGI’s tickets for sporting events for personal rather than business purposes. The incremental cost to UGI for these benefits are based on the actual costs or charges incurred by UGI for the benefits and are included in the totals above.

(5)	The compensation reported for Messrs. Greenberg, Walsh and Knauss is paid by UGI. For Fiscal 2009, UGI charged the Partnership 38 percent of the total compensation expense, other than the change in pension value, for Messrs. Greenberg, Walsh and Knauss.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2009.

Grants of Plan-Based Awards Table — Fiscal 2009

Name (a)	Grant Date (b)	Board Action Date (c)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (3) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards (m)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
E. V. N. Bissell	10/1/08	11/20/08	188,160	392,000	784,000
	1/1/09	11/20/08							0	75,000	24.42	304,500
	1/1/09	11/20/08				10,000	20,000	40,000				643,400

J. E. Sheridan	10/1/08	11/20/08	72,565	151,178	302,356
	1/1/09	11/20/08							0	21,000	24.42	85,260
	1/1/09	11/20/08				2,250	4,500	9,000				144,765

L. R. Greenberg	10/1/08	11/21/08	640,500	1,067,500	2,135,000
	1/1/09	11/21/08							0	300,000	24.42	1,218,000
	1/1/09	11/21/08										1,957,200
						35,000	70,000	140,000

J. L. Walsh	10/1/08	11/21/08	330,704	551,174	1,102,348
	1/1/09	11/21/08							0	125,000	24.42	507,500
	1/1/09	11/21/08				14,000	28,000	56,000				782,880

R. H. Knauss	10/1/08	11/21/08	132,733	221,221	442,442
	1/1/09	11/21/08								50,000	24.42	203,000
	1/1/09	11/21/08				5,000	10,000	20,000				279,600
	1/1/09	11/21/08							12,000			322,440

(1)	The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2009. See “Compensation Discussion and Analysis” for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table — Fiscal 2009. The threshold amount shown for Messrs. Bissell and Sheridan is based on achievement of 83 percent of the financial goal with the resulting amount reduced to the maximum extent provided for below-target achievement of customer growth objectives. The threshold amount shown for Messrs. Greenberg, Walsh and Knauss is based on achievement of 80 percent of the UGI financial goal.
(2)	The awards shown for Messrs. Bissell and Sheridan are performance units under the 2000 AmeriGas Long-Term Incentive Plan, as described in “Compensation Discussion and Analysis.” Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control, outstanding performance units and distribution equivalents will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be paid as if the performance period ended on the date of the change in control, based on the Partnership’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation/Pension Committee.

The awards shown for Messrs. Greenberg, Walsh and Knauss are performance units under the UGI Corporation 2004 Plan, as described in “Compensation Discussion and Analysis.” Terms of these awards with respect to forfeitures and change in control, as defined in the UGI Corporation 2004 Plan, are analogous to the terms of the performance units granted under the 2000 AmeriGas Long-Term Incentive Plan.

(3)	Options are granted under the UGI Corporation 2004 Plan. Under this Plan, the option exercise price is not less than 100 percent of the fair market value of UGI’s Common Stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally 10 years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the General Partner, UGI or an affiliate, with exceptions for exercise following termination without cause, retirement, disability and death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option or the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement or disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment, or the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death, or the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting UGI’s common stock.

Outstanding Equity Awards at Year-End

The table below shows the outstanding equity awards as of September 30, 2009 for each of the named executive officers:

Outstanding Equity Awards at Year-End Table — Fiscal 2009

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock/ Partnership Units That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock/ Partnership Units That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
E. V. N. Bissell	21,667	(3)			20.48	12/31/2015	0		0	20,692	(11)	745,740
	46,666	(4)	23,334	(4)	27.28	12/31/2016				12,000	(12)	432,480
	21,666	(5)	43,334	(5)	27.25	12/31/2017				20,000	(13)	720,800
			75,000	(6)	24.42	12/31/2018

J. E. Sheridan	15,000	(14)			27.57	8/14/2015	0		0	3,990.6	(11)	143,821
	18,000	(3)			20.48	12/31/2015				2,500	(12)	90,100
	12,000	(4)	6,000	(4)	27.28	12/31/2016				4,500	(13)	162,180
	5,666	(5)	11,334	(5)	27.25	12/31/2017
			21,000	(6)	24.42	12/31/2018

L. R. Greenberg	285,000	(1)			16.99	12/31/2013	0		0	109,680	(8)	2,748,581
	350,000	(2)			20.47	12/31/2014				70,000	(9)	1,754,200
	250,000	(3)			20.48	12/31/2015				70,000	(10)	1,754,200
	186,666	(4)	93,334	(4)	27.28	12/31/2016
	100,000	(5)	200,000	(5)	27.25	12/31/2017
			300,000	(6)	24.42	12/31/2018

J. L. Walsh	270,000	(7)			22.92	3/31/2015	0		0	47,528	(8)	1,191,052
	65,000	(3)			20.48	12/31/2015				27,000	(9)	676,620
	80,000	(4)	40,000	(4)	27.28	12/31/2016				28,000	(10)	701,680
	40,000	(5)	80,000	(5)	27.25	12/31/2017
			125,000	(6)	24.42	12/31/2018

R. H. Knauss	40,000	(2)			20.47	12/31/2014	12,000	(15)	300,720	16,452	(8)	412,287
	40,000	(3)			20.48	12/31/2015				9,000	(9)	225,540
	30,000	(4)	15,000	(4)	27.28	12/31/2016				10,000	(10)	250,600
	15,000	(5)	30,000	(5)	27.25	12/31/2017
			50,000	(6)	24.42	12/31/2018

Note: Column (d) was intentionally omitted.

(1)	These options were granted effective January 1, 2004 and were fully vested on January 1, 2007.
(2)	These options were granted effective January 1, 2005 and were fully vested on January 1, 2008.
(3)	These options were granted effective January 1, 2006 and were fully vested on January 1, 2009.
(4)	These options were granted effective January 1, 2007. These options vest 33 1/ 3 percent on each anniversary of the grant date and will be fully vested on January 1, 2010.
(5)	These options were granted effective January 1, 2008. These options vest 33 1/ 3 percent on each anniversary of the grant date and will be fully vested on January 1, 2011.
(6)	These options were granted effective January 1, 2009. These options vest 33 1/ 3 percent on each anniversary of the grant date and will be fully vested on January 1, 2012.
(7)	These options were granted effective April 1, 2005 and were fully vested on April 1, 2008.
(8)

The amount shown is an estimate based on a target award of performance units effective January 1, 2007. The measurement period for the performance goal is January 1, 2007 through December 31, 2009. The estimated number of performance units which may be earned at the end of the performance period is based on the company’s TSR for the period January 1, 2007 through September 30, 2009, relative to that of each of the companies in the S&P Utilities Index as of the award date. As of September 30, 2009, UGI’s TSR rating qualified for 182.8% leverage of the target number of performance units originally granted. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TSR performance through the end of the performance period. See “Compensation Discussion and Analysis — Long-Term Compensation — Fiscal 2009 Equity Awards” for more information on the TSR performance goal measurements.

(9)	These performance units were awarded effective January 1, 2008. The measurement period for the performance goal is January 1, 2008 through December 31, 2010. The performance goal is the same as described in footnote (8) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2011.
(10)	These performance units were awarded effective January 1, 2009. The measurement period for the performance goal is January 1, 2009 through December 31, 2011. The performance goal is the same as described in footnote (8) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2012.
(11)	The amount shown is an estimate based on a target award of performance units effective January 1, 2007. The measurement period for the performance goal is January 1, 2007 through December 31, 2009. The estimated number of performance units which may be earned at the end of the performance period is based on AmeriGas Partners’ TUR for the period January 1, 2007 through September 30, 2009, relative to that of each member of a peer group of publicly traded master limited partnerships in the propane, pipeline and coal industries as of the award date. As of September 30, 2009, AmeriGas Partners’ TUR ranking qualified for 147.8% leverage of the target number of performance units originally granted. The actual number of performance units and accompanying distribution equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TUR performance through the end of the performance period. See “Compensation Discussion and Analysis — Long-Term Compensation — Fiscal 2009 Equity Awards” for more information on the TUR performance goal measurements.
(12)	These performance units were awarded effective January 1, 2008. The measurement period for the performance goal is January 1, 2008 through December 31, 2010. The performance goal is the same as described in footnote (11) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2011.
(13)	These performance units were awarded effective January 1, 2009. The measurement period for the performance goal is January 1, 2009 through December 31, 2011. The performance goal is the same as described in footnote (11) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2012.
(14)	These options were granted effective August 15, 2005 and were fully vested on August 15, 2008.
(15)	These stock units were granted effective January 1, 2009 and will fully vest on January 1, 2012, or upon death, disability or retirement.

Option Exercises and Stock Vested Table — Fiscal 2009

The following table sets forth (1) the number of shares of UGI common stock acquired by the named executive officers in Fiscal 2009 from the exercise of stock options, (2) the value realized by those officers upon the exercise of stock options based on the difference between the market price for UGI’s common stock on the date of exercise and the exercise price for the options, (3) for Messrs. Greenberg, Walsh and Knauss, the number of UGI performance units previously granted that vested in Fiscal 2009, (4) for Messrs. Bissell and Sheridan, the number of AmeriGas performance units previously granted that vested in Fiscal 2009, and (5) the value realized by those officers upon the vesting of such units based on the average of the high and low sales prices for AmeriGas Partners common units on the New York Stock Exchange (“NYSE”), or, for Messrs. Greenberg, Walsh and Knauss, the closing price on the NYSE for shares of UGI common stock, on the vesting date.

	Option Awards		Stock/Unit Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares/Units Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
E. V. N. Bissell	0	0	18,792	522,324
J. E. Sheridan	0	0	3,915	108,817
L. R. Greenberg	200,000	2,347,340	72,000	1,758,240
J. L. Walsh	0	0	36,000	879,120
R. H. Knauss	0	0	10,800	263,736

Retirement Benefits

The following table shows the number of years of credited service for the named executive officers under the UGI Utilities, Inc. Retirement Income Plan (which we refer to below as the “UGI Utilities Retirement Plan”) and the UGI Corporation Supplemental Executive Retirement Plan (which we refer to below as the “UGI SERP”) and the actuarial present value of accumulated benefits under those plans as of September 30, 2009 and any payments made to the named executive officers in Fiscal 2009 under those plans.

Pension Benefits Table — Fiscal 2009

Name (1) (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
E. V. N. Bissell (2)	UGI Utilities Retirement Plan	6	$29,057	0

L. R. Greenberg	UGI SERP	29	$12,668,816	0
	UGI Utilities Retirement Plan	29	$1,241,892	0

J. L. Walsh	UGI SERP	4.5	$701,838	0
	UGI Utilities Retirement Plan	4.5	$135,664	0

R. H. Knauss	UGI SERP	22	$935,603	0
	UGI Utilities Retirement Plan	22	$614,372	0

(1)	Mr. Sheridan does not participate in any defined benefit pension plan.
(2)	Mr. Bissell has a vested annual benefit of approximately $3,300 under the UGI Utilities Retirement Plan based on prior credited service. He is not a current participant in that Plan.

UGI participates in the UGI Utilities Retirement Plan, a qualified defined benefit retirement plan (“Pension Plan”) to provide retirement income to its employees. The Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses, and years of credited service. Benefits vest after the participant completes 5 years of vesting service.

The Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with 10 years of service, and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating employment prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by UGI prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55. The Pension Plan’s normal retirement benefit formula is (A) — (B) and is shown below:

(A)(1) =	(1.9% of final five-year average earnings) multiplied by (years of credited service)

minus

(B) =	(1% of the estimated primary Social Security benefit) multiplied by (years of credited service at termination date up to 35 years).

(1)	(A) may not exceed 60% of the average monthly earnings for the highest consecutive 12-month period during an employee’s last 120 consecutive months of employment.

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.

The normal form of benefit under the Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments. Lump sum payments are not permitted unless the present value of the lump sum benefit is $5,000 or less.

The Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For 2009, the limit on the compensation that may be used is $245,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2009 is $195,000. Benefits in excess of those permitted under the statutory limits are paid to certain employees under the UGI Corporation Supplemental Executive Retirement Plan, described below.

Messrs. Bissell, Greenberg and Knauss are eligible for early retirement benefits under the Pension Plan.

UGI Corporation Supplemental Executive Retirement Plan

The UGI Corporation Supplemental Executive Retirement Plan (“UGI SERP”) is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the Pension Plan for Pension Plan participants, but are prohibited from being paid from the Pension Plan by Code limits. The benefit paid by the UGI SERP is approximately equal to the difference between the benefits provided under the Pension Plan and benefits that would have been provided by the Pension Plan if not for the limitations of the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the UGI SERP are payable in the form of a lump sum payment. Payment is due within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts due under the UGI SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan. See “Compensation Discussion and Analysis-UGI Corporation 2009 Deferral Plan.”

Actuarial Assumptions Used to Determine Values in the Pension Benefits Table

The amounts shown in the Pension Benefits table are actuarial present values of the benefits accumulated through September 30, 2009. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive officer is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2009	September 30, 2008
Discount rate for Pension Plan for all purposes and for UGI SERP, for pre-commencement calculations	5.50%	6.80%
UGI SERP lump sum rate	3.60%	4.23%
Retirement age	62	62
Post-retirement mortality for Pension Plan	RP-2000, combined, healthy table projected to 2015 using Scale AA without collar adjustments	RP-2000, combined, healthy table projected to 2015 using Scale AA without collar adjustments
Post-retirement mortality for UGI SERP	1994 GAR unisex	1994 GAR unisex
Pre-retirement mortality	None	None
Termination and disability rates	None	None
Form of payment for Pension Plan	Single life annuity	Single life annuity
Form of payment for UGI SERP	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“AmeriGas SERP”), the AmeriGas Nonqualified Deferred Compensation Plan and the UGI Corporation Supplemental Savings Plan.

Nonqualified Deferred Compensation Table — Fiscal 2009

Name (a)	Plan Name	Executive Contributions in Last Fiscal Year ($) (b)		Employer Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year ($) (2) (f)
E. V. N. Bissell	AmeriGas SERP	0		82,362	(1)	26,967	0	698,133
	AmeriGas Non-Qualified Deferred Compensation Plan	9,149	(3)	0		1,806	0	30,499

J. E. Sheridan	AmeriGas SERP	0		36,022	(1)	9,579	0	120,742

L. R. Greenberg	UGI Supplemental Savings Plan	0		39,847	(4)	0	0	516,970

J. L. Walsh	UGI Supplemental Savings Plan	0		19,975	(4)	0	0	63,331

R. H. Knauss (5)	UGI Supplemental Savings Plan	0		6,039	(4)	0	0	23,293
	AmeriGas SERP	0		0		3,778	0	145,594

(1)	This amount represents the General Partner contribution to the named executive officer under the AmeriGas SERP, which is also reported in the Summary Compensation Table — Fiscal 2009 in the “All Other Compensation” column.
(2)	The aggregate balances include the following aggregate amounts previously reported in the Summary Compensation Table as compensation in prior years: Mr. Bissell, $563,945; Mr. Sheridan, $93,960; Mr. Greenberg, $470,107; Mr. Walsh, $51,637; and Mr. Knauss, $143,149.
(3)	This amount is included in the amount reported in the Summary Compensation Table — Fiscal 2009 in the “Salary” column.
(4)	This amount is also reported in the Summary Compensation Table — Fiscal 2009 in the “All Other Compensation” column.
(5)	Mr. Knauss participated in the AmeriGas SERP prior to transferring to UGI in 2003.

The AmeriGas Propane, Inc. Supplemental Executive Retirement Plan is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain AmeriGas executive officers. Under the plan, AmeriGas credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($245,000 in 2009) and 10 percent of compensation in excess of such limit. In addition, if any portion of the General Partner’s matching contribution under the AmeriGas Propane, Inc. qualified 401(k) Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the AmeriGas 401(k) Savings Plan, other than the UGI stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the

AmeriGas SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan. See “Compensation Discussion and Analysis-UGI Corporation 2009 Deferral Plan.”

The AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan that provides benefits to certain named executive officers that would otherwise be provided under the AmeriGas 401(k) Savings Plan. The plan is intended to permit participants to defer up to $10,000 of annual compensation that would generally not be eligible for contribution to the AmeriGas 401(k) Savings Plan due to Code limitations and nondiscrimination requirements. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas 401(k) Savings Plan, other than the UGI stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The UGI Corporation Supplemental Savings Plan (“SSP”) is a nonqualified deferred compensation plan that provides benefits to certain named executive officers that would otherwise be provided under UGI’s qualified 401(k) Savings Plan in the absence of Code limitations. Benefits vest after the participant completes 5 years of service. The SSP is intended to pay an amount substantially equal to the difference between the UGI matching contribution that would have been made under the 401(k) Savings Plan if the Code limitations were not in effect, and the UGI match actually made under the 401(k) Savings Plan. The Code compensation limits for 2007, 2008 and 2009 were $225,000, $230,000 and $245,000, respectively. The Code contribution limit for 2008 was $46,000 and the limit for 2009 is $49,000. Under the SSP, the participant is credited with a UGI match on compensation in excess of Code limits using the same formula applicable to contributions to the UGI Corporation 401(k) Savings Plan, which is a match of 50 percent of the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the 401(k) Savings Plan the lesser of 6 percent of eligible compensation or the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the S&P 500 Index (60 percent weighting) and the annual return on the Lehman Brothers Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Potential Payments Upon Termination of Employment or Change in Control

Severance Pay Plan for Senior Executive Employees

Named Executive Officers Employed by the General Partner. The AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (the “AmeriGas Severance Plan”) provides for payment to certain senior level employees of the General Partner, including Messrs. Bissell and Sheridan, in the event their employment is terminated without fault on their part. Specified benefits are payable to a senior executive covered by the AmeriGas Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the AmeriGas Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

Except as provided herein, the AmeriGas Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from 6 months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Bissell, the Continuation Period ranges from 12 months to 24 months, depending on length of service. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year. However, if the termination occurs in the last 2 months of the fiscal year, we have discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, provided that the weighting to be applied to the participant’s business/financial goals under the Annual Bonus Plan will be deemed to be 100 percent, pro-rated for the number of months served. The levels of severance payment were established based on competitive practice and are reviewed by management and the Compensation/Pension Committee from time to time.

Under the AmeriGas Severance Plan, the participant also receives a payment equal to the cost he would have incurred to continue medical and dental coverage under the General Partner’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if he were an active employee). This amount includes a tax gross-up payment equal to 75 percent of the payment relating to medical and dental coverage. The AmeriGas Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment. Participants are entitled to receive reimbursement for tax preparation services for the final year of employment. Provided that the participant is eligible to retire, all payments under the AmeriGas Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the AmeriGas Severance Plan, a participant is required to execute a release which discharges the General Partner and its affiliates from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with the General Partner or its affiliates. Each senior executive is also required to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Partnership and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Named Executive Officers Employed by UGI Corporation. The UGI Corporation Senior Executive Employee Severance Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Greenberg, Walsh and Knauss, in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

Except as provided herein, the UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from 6 months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Greenberg, the Continuation Period is 30 months; for Mr. Walsh, the Continuation Period ranges from 12 months to 24 months, depending on the length of service. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. However, if the termination occurs in the last 2 months of the fiscal year, UGI has the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, assuming that the participant’s entire bonus was contingent on meeting the applicable financial performance goal, pro-rated for the number of months served. The levels of severance payment were established based on competitive practice and are reviewed by management and the Compensation and Management Development Committee from time to time.

Under the UGI Severance Plan, the participant also receives a payment equal to the cost he would have incurred to continue medical and dental coverage under UGI’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee).

This amount includes a tax gross-up payment equal to 75 percent of the payment relating to medical and dental coverage. The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment. Participants are entitled to receive reimbursement for tax preparation services for their final year of employment under the UGI Severance Plan. Provided that the participant is eligible to retire, all payments under the Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release which discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. Each senior executive is also required to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with UGI and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Arrangements

Named Executive Officers Employed by the General Partner. Messrs. Bissell and Sheridan each have an agreement with the General Partner that provides benefits in the event of a change in control. The agreements have a term of 3 years with automatic one-year extensions beginning May 2011 unless in each case, prior to a change in control, the General Partner terminates an agreement. In the absence of a change in control or termination by the General Partner, each agreement will terminate when, for any reason, the executive terminates his or her employment with the General Partner. A change in control is generally deemed to occur in the following instances:

•

any person (other than certain persons or entities affiliated with UGI), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of UGI’s then outstanding voting securities;

•

individuals, who at the beginning of any 24-month period constitute the UGI Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by UGI’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

UGI is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of UGI do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation;

•

the General Partner, Partnership or Operating Partnership is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another entity in a transaction with respect to which all of the individuals and entities who were owners of the General Partner’s voting securities or of the outstanding units of the Partnership immediately prior to such transaction do not, following such transaction, own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation, or if the resulting entity is a partnership, the former unitholders do not own more than 50 percent of the outstanding common units in substantially the same proportion as their ownership immediately prior to the transaction;

•	UGI, the General Partner, the Partnership or the Operating Partnership is liquidated or dissolved;

•	UGI fails to own more than 50 percent of the general partnership interests of the Partnership or the Operating Partnership;

•	UGI fails to own more than 50 percent of the outstanding shares of common stock of the General Partner; or

•	AmeriGas Propane, Inc. is removed as the general partner of the Partnership or the Operating Partnership.

The General Partner will provide Messrs. Bissell and Sheridan with cash benefits (“Benefits”) if we terminate the executive’s employment without “cause” or if the executive terminates employment for “good reason” at any time within 2 years following a change in control of the General Partner, AmeriGas Partners or UGI. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the General Partner. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the General Partner of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to Messrs. Bissell and Sheridan will be as specified under his change in control agreement unless payments under the AmeriGas Severance Plan described above would be greater, in which case Benefits would be provided under the AmeriGas Severance Plan.

Following a change in control, each of Messrs. Bissell and Sheridan may elect to terminate his employment without loss of Benefits in certain situations, including a material diminution in authority, duties, responsibilities or base compensation; or excessive relocation requirements. Benefits under this arrangement would be equal to 3 times Mr. Bissell’s base salary and annual bonus and 2 times Mr. Sheridan’s base salary and annual bonus. Each named executive officer would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Bissell and Sheridan are each entitled to receive a payment equal to the cost he would incur if he enrolled in the General Partner’s medical and dental plans for 3 years in the case of Mr. Bissell and 2 years in the case of Mr. Sheridan (in each case less the amount he would be required to contribute for such coverage if he were an active employee). This payment would include a tax gross-up payment equal to 75 percent of the total amount payable. Messrs. Bissell and Sheridan would also receive their benefits under the AmeriGas Supplemental Executive Retirement Plan calculated as if he had continued in employment for 3 years or 2 years, respectively. In addition, outstanding performance units and distribution equivalents will be paid in cash based on the fair market value of AmeriGas Partners common units in an amount equal to the greater of (i) the target award or (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the Compensation/Pension Committee. For treatment of stock options, see “Grants of Plan-Based Awards Table — Fiscal 2009.”

The Benefits are subject to a “conditional gross up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The General Partner will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for each of Messrs. Bissell and Sheridan will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

In order to receive benefits under his change in control agreement, each named executive is required to execute a release which discharges the General Partner and its affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with the General Partner or its affiliates.

Named Executive Officers Employed By UGI Corporation. Messrs. Greenberg, Walsh and Knauss each have an agreement with UGI which provides benefits in the event of a change in control. The agreements have a term of 3 years with automatic one-year extensions beginning May 2011, unless in each case, prior to a change in control, UGI terminates an agreement. In the absence of a change in control or termination by UGI, each agreement will terminate when, for any reason, the executive terminates his or her employment with UGI. A change in control is generally deemed to occur in the following instances:

•

any person (other than certain persons or entities affiliated with UGI), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of UGI’s then outstanding voting securities;

•

individuals, who at the beginning of any 24-month period constitute the UGI Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by UGI’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

UGI is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of UGI do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	UGI Corporation is liquidated or dissolved.

UGI will provide Messrs. Greenberg, Walsh and Knauss with cash benefits (“Benefits”) if UGI terminates the executive’s employment without “cause” or if the executive terminates employment for “good reason” at any time within 2 years following a change in control of UGI. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of UGI. “Good reason” generally includes material diminution in authority, duties, responsibilities or base compensation; a material breach by UGI of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the Benefits payable to each of Messrs. Greenberg, Walsh and Knauss will be as specified under his change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case Benefits would be provided under the UGI Severance Plan.

Following a change in control, each of Messrs. Greenberg, Walsh and Knauss may elect to terminate his employment without loss of Benefits in certain situations, including a material diminution in authority, duties, responsibilities or base compensation; or excessive relocation requirements. Benefits under this arrangement would be equal to 3 times the executive officer’s base salary and annual bonus. Each would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Greenberg, Walsh and Knauss are each entitled to receive a payment equal to the cost he would incur if he enrolled in UGI’s medical and dental plans for 3 years (less the amount he would be required to contribute for such coverage if he were an active employee). This payment would include a tax gross-up payment equal to 75 percent of the total amount payable. Messrs. Greenberg, Walsh and Knauss would also have benefits under UGI’s Supplemental Executive Retirement Plan calculated as if he had continued in employment for 3 years. In addition, outstanding performance units, stock units and dividend equivalents will be paid in cash based on the fair market value of UGI’s common stock in an amount equal to the greater of (i) the target award or (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by UGI’s Compensation and Management Development Committee. For treatment of stock options, see “Grants of Plan-Based Awards Table — Fiscal 2009.”

The Benefits are subject to a “conditional gross up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of Code. UGI will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for each of Messrs. Greenberg, Walsh and Knauss will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

In order to receive benefits under his change in control agreement, each of Messrs. Greenberg, Walsh and Knauss is required to execute a release which discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries.

Potential Payments Upon Termination or Change in Control Table — Fiscal 2009

The amounts shown in the table below assume that each named executive officer’s termination was effective as of September 30, 2009 and are merely estimates of the incremental amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid or (ii) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits Table — Fiscal 2009” and the “Nonqualified Deferred Compensation Table — Fiscal 2009.” There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.

Name & Triggering Event	Severance Pay		Equity Awards with Accelerated Vesting (3)	Nonqualified Retirement Benefits (4)	Welfare & Other Benefits (5)	Total
E. V. N. Bissell
Death	$0		$1,510,888	$0	$0	$1,510,888
Involuntary Termination Without Cause	$1,833,731	(1)	$0	$0	$63,221	$1,896,952
Termination Following Change in Control	$3,038,000	(2)	$2,229,862	$227,850	$2,112,579	$7,608,291

J. E. Sheridan
Death	$0		$310,686	$0	$0	$310,686
Involuntary Termination Without Cause	$465,163	(1)	$0	$0	$40,199	$505,362
Termination Following Change in Control	$1,058,246	(2)	$468,481	$99,430	$689,590	$2,315,747

L. R. Greenberg
Death	$0		$5,993,474	$0	$0	$5,993,474
Involuntary Termination Without Cause	$6,405,000	(1)	$0	$0	$55,579	$6,460,579
Termination Following Change in Control	$7,472,500	(2)	$8,590,859	$4,567,093	$39,095	$20,669,547

J. L. Walsh
Death	$0		$2,458,795	$0	$0	$2,458,795
Involuntary Termination Without Cause	$1,999,939	(1)	$0	$0	$38,747	$2,038,686
Termination Following Change in Control	$4,150,016	(2)	$3,481,043	$1,037,435	$3,523,445	$12,191,939

R. H. Knauss
Death	$0		$1,147,721	$0	$0	$1,147,721
Involuntary Termination Without Cause	$1,063,563	(1)	$0	$0	$33,971	$1,097,534
Termination Following Change in Control	$1,905,904	(2)	$1,502,070	$920,678	$1,657,782	$5,986,434

(1)	Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the UGI Severance Plan for Messrs. Greenberg, Walsh and Knauss, and the AmeriGas Severance Plan for Messrs. Bissell and Sheridan. We assumed that 100 percent of the target annual bonus was paid.
(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)	In calculating the amounts shown under “Equity Awards with Accelerated Vesting”, we assumed (i) the continuation of AmeriGas Partner’s distribution (and UGI’s dividend, as applicable) at the rate in effect on September 30, 2009; and (ii) performance at target levels with respect to performance units.

(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the “Pension Benefits Table — Fiscal 2009” and “Non-Qualified Deferred Compensation Table — Fiscal 2009.”
(5)	Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental and life insurance premiums, (ii) outplacement services, (iii) tax preparation services, and (iv) an estimated Code Section 280G tax gross up payment of $2,038,704 for Mr. Bissell, $1,635,839 for Mr. Knauss, $639,858 for Mr. Sheridan, and $3,484,350 for Mr. Walsh in the event of a change in control.

COMPENSATION OF DIRECTORS

The table below shows the components of director compensation for Fiscal 2009. A Director who is an officer or employee of the General Partner or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.

Director Compensation Table — Fiscal 2009

Name (a)	Fees Earned or Paid in Cash ($) (3) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
S. D. Ban	65,000	0	0	0	0	0	65,000

R. C. Gozon	65,000	0	0	0	0	0	65,000

W. J. Marrazzo (1)	75,000	0	0	0	0	0	75,000

G. A. Pratt (1)	80,000	0	0	0	0	0	80,000

M. O. Schlanger (2)	44,236	0	0	0	0	0	44,236

H. B. Stoeckel (1)	75,000	0	0	0	0	0	75,000

J. W. Stratton (2)	20,764	0	0	0	0	0	20,764

(1)	The Partnership pays its non-management directors an annual retainer of $65,000 for Board service. It pays an additional annual retainer of $10,000 to members of the Audit Committee, other than the chairperson. The chairperson of the Audit Committee is paid an additional annual retainer of $15,000.
(2)	Mr. Schlanger was elected to the Board in January 2009 and received pro-rated fees for partial-year service. Mr. Stratton received pro-rated fees for partial-year service prior to his retirement in January 2009.
(3)	The Partnership pays no meeting attendance fees to its directors.

OTHER MATTERS

No other matters will be presented for action at the Special Meeting.

DIRECTIONS TO THE CROWNE PLAZA HOTEL, 260 MALL BOULEVARD, KING OF PRUSSIA, PA

From Route 202 South: Follow 202 South to the King of Prussia Mall. Make a right onto Mall Blvd. Hotel will be on the right after the 2nd traffic light.

From Route 202 North: Follow 202 North to your first intersection (North Gulph Road) cross over the intersection and make a left onto Mall Blvd. The hotel will be on the right after the 2nd traffic light.

From Route 422: Follow Route 422 East to the First Avenue Exit. Turn right at the traffic light onto North Gulph Road. Proceed 2 traffic lights and make a left onto Goddard Blvd. At the end of Goddard Blvd. make a left onto Mall Blvd. After the 2nd traffic light, the hotel will be on the left.

From Delaware & Points South: Take I-95 North to Pennsylvania, once you get to the Chester area, take exit 7 (476 North to Plymouth Meeting). Follow 476 North to Exit 16B (76 West to Valley Forge). Follow 76 West to Exit 327 (Mall Blvd). Go down the ramp to the traffic light and turn left onto Mall Blvd. After the 2nd traffic light, the hotel will be on the left.

From New York & Points North: From New York follow the New Jersey Turnpike to Exit 6 (PA Turnpike). Follow the PA Turnpike to Exit 326 (Valley Forge). Go through the tollbooth and take the exit for 202 North. Make a left onto Mall Blvd. After the 2nd light the hotel will be on the right.

From Center City / 30th Street Station — Philadelphia: Take I-76 West to Exit 327 (Mall Blvd). Go down the ramp to the traffic light and turn left onto Mall Blvd. After the 2nd traffic light, the hotel will be on the left.

From the Philadelphia International Airport: Follow signs for I-95 South and follow to Exit 7 (476 North Plymouth Meeting). Follow 476 North to Exit 16B (76 West to Valley Forge). Follow 76 West to Exit 327 (Mall Blvd). Go down the ramp to the traffic light and turn left onto Mall Blvd. After the 2nd light, the hotel will be on the left.

From Pennsylvania Turnpike (East or West): Take Exit 326 (Valley Forge). Proceed to Valley Forge Park Exit 327; merge right onto North Gulph Road. Proceed to Goddard Blvd make a right. Proceed to Mall Blvd, make a left. After the 2nd traffic light, the hotel will be on the left.

Appendix A

AMERIGAS PROPANE, INC.

2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

Adopted by AmeriGas Propane, Inc.

Board of Directors on April 26, 2010

Approved by AmeriGas Partners, L.P.

Unit holders on                     , 2010

i

AMERIGAS PROPANE, INC.

2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

1. Purpose

The purpose of the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (defined below as the “Plan”) is to assist AmeriGas Propane, Inc. (defined below as the “Company”), in its capacity as General Partner of AmeriGas Partners, L.P. (defined below as “APLP”), in securing and retaining employees and directors of outstanding ability who are in a position to participate significantly in the development and implementation of the strategic plans of APLP. The Plan provides (i) designated employees of the Company and its affiliates and (ii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of options, phantom units, performance units, unit awards, unit appreciation rights, distribution equivalents and other unit-based awards. The Company believes that by providing equity-based compensation, the Plan will encourage the participants to contribute materially to the long-term growth of APLP, thereby benefiting APLP’s Common Unit holders, and will more closely align the economic interests of the participants with those of APLP’s Common Unit holders.

The Plan was adopted by the Company’s Board of Directors on April 26, 2010, and is being submitted to APLP’s Common Unit holders for approval in July, 2010.

2. Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Exchange Act.

(b) “APLP” means AmeriGas Partners, L.P., a Delaware limited partnership.

(c) “APLP Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of July 27, 2009, as amended from time to time.

(d) “Board” means the Company’s Board of Directors as constituted from time to time.

(e) “Change of Control” means a change of control as defined in the attached Exhibit A, or as modified by the Board from time to time.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means (i) with respect to Grants to Employees, the Compensation/Pension Committee of the Board or its successor, and (ii) with respect to Grants made to Non-Employee Directors, the Board or its delegate.

(h) “Common Unit” means a unit representing a fractional part of the partnership interests of all limited partners and assignees with respect to APLP and having the rights and obligations specified with respect to common units in the APLP Partnership Agreement.

(i) “Company” means AmeriGas Propane, Inc., a Pennsylvania corporation, and any successor thereto that is the General Partner.

(j) “Date of Grant” means the effective date of a Grant, provided, however, that no retroactive Grants will be made.

(k) “Disability” or “Disabled” means a long-term disability as determined under the long-term disability plan of the Company, UGI or one of their Affiliates, which is applicable to the Participant.

(l) “Distribution Equivalent” means an amount calculated with respect to a Grant, which is determined by multiplying the number of Common Units subject to the Grant by the per-Common Unit cash distribution, or the per-Common Unit fair market value (as determined by the Committee) of any distribution in consideration other than cash, paid by APLP on its Common Units. If interest is credited on accumulated distribution equivalents, the term “Distribution Equivalent” shall include the accrued interest.

(m) “Effective Date” of the Plan means January 1, 2010, subject to approval of the Plan by APLP’s Common Unit holders.

(n) “Employee” means an employee of the Company or an Affiliate of the Company (including an officer or director who is also an employee) who performs services for APLP or in furtherance of APLP’s business, but excluding any person who is classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(o) “Employer” means the Company, APLP or their Affiliates.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exercise Price” means the per Common Unit price at which Common Units may be purchased under an Option, as designated by the Committee.

(r) “Fair Market Value” of a Common Unit means the last reported sale price of a Common Unit on the New York Stock Exchange on the day on which Fair Market Value is being determined, as reported on the composite tape for transactions on the New York Stock Exchange. In the event that there are no Common Unit transactions on the New York Stock Exchange on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Common Unit transactions on that exchange. Notwithstanding the foregoing, in the case of a broker-assisted exercise pursuant to Section 7(c), the Fair Market Value will be the actual sale price of the Common Units issued upon the exercise of the Option.

(s) “General Partner” means AmeriGas Propane, Inc., its successor as general partner of APLP, or its transferee, all as provided in the APLP Partnership Agreement.

(t) “Grant” means an Option, Phantom Unit, Performance Unit, Unit Award, UAR or Other Unit-Based Award granted under the Plan.

(u) “Grant Letter” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(v) “Non-Employee Director” means a member of the Board who is not an employee of the Employer.

(w) “Option” means an option to purchase Common Units, as described in Section 7.

(x) “Other Unit-Based Award” means any Grant based on, measured by or payable in Common Units (other than an Option, Phantom Unit, Performance Unit, Unit Award or UAR), as described in Section 12.

(y) “Participant” means an Employee or Non-Employee Director designated by the Committee to participate in the Plan.

(z) “Performance Unit” means an award of a phantom unit representing a Common Unit, as described in Section 9.

(aa) “Plan” means this 2010 AmeriGas Propane, Inc. Long-Term Incentive Plan, as in effect from time to time.

(bb) “Phantom Unit” means an award of a phantom unit representing a Common Unit, as described in Section 8.

(cc) “UAR” means a Common Unit appreciation right as described in Section 12.

(dd) “UGI” means UGI Corporation, a Pennsylvania corporation, or any successor thereto.

(ee) “Unit Award” means an award of Common Units as described in Section 11.

3. Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 19(b) below, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and APLP, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4. Grants

(a) Grants under the Plan may consist of Options as described in Section 7, Phantom Units as described in Section 8, Performance Units as described in Section 9, Unit Awards as described in Section 11, and UARs or Other Unit-Based Awards as described in Section 12. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing to the Participant in the Grant Letter.

(b) All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the

Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

(c) The Committee may make Grants that are contingent on, and subject to, approval of the Plan, or an amendment to the Plan, by APLP’s Common Unit holders.

5. Common Units Subject to the Plan

(a) Common Units Authorized. The total aggregate number of Common Units that may be issued under the Plan is 2,800,000 Common Units, subject to adjustment as described in subsection (c) below.

(b) Common Unit Counting; Source of Common Units. For administrative purposes, when the Committee makes a Grant payable in Common Units, the Committee shall reserve, and count against the Common Unit limit, Common Units equal to the maximum number of Common Units that may be issued under the Grant. Common Units issued under the Plan may be authorized but unissued Common Units or reacquired Common Units, including Common Units purchased on the open market for purposes of the Plan. If and to the extent Options or UARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Unit Awards, Phantom Units, Performance Units, or Other Unit-Based Awards are forfeited, terminated, expire, are cancelled or otherwise are not paid in full, the Common Units reserved for such Grants shall again be available for purposes of the Plan. Common Units surrendered in payment of the Exercise Price of an Option, and Common Units withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. Upon the exercise of a UAR, the full number of Common Units subject to the UAR shall be considered issued under the Plan, without regard to the number of Common Units issued upon exercise of the UAR and without regard to any cash settlement of the UAR. To the extent that a Grant is designated in the Grant Letter to be paid in cash, and not in Common Units, such Grants shall not count against the Common Unit limits in subsection (a).

(c) Adjustments. If there is any change in the number or kind of Common Units outstanding (i) by reason of a distribution in Common Units, spinoff, recapitalization, Common Unit split, or combination or exchange of Common Units, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Units as a class without APLP’s receipt of consideration, or if the value of outstanding Common Units is substantially reduced as a result of a spinoff or APLP’s payment of an extraordinary distribution, the maximum number of Common Units available for issuance under the Plan, the kind and number of Common Units covered by outstanding Grants, the kind and number of Common Units issued and to be issued under the Plan, and the price per Common Unit or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Common Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional Common Units resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 17 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6. Eligibility for Participation

(a) Eligible Persons. All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan.

(b) Selection of Participants. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of Common Units subject to each Grant.

7. Options

(a) General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7, if and to the extent permitted by section 409A of the Code. The Committee shall determine the number of Common Units that will be subject to each Grant of Options to Employees and Non-Employee Directors. Each Grant of Options shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing to the Participant in the Grant Letter.

(b) Exercise Price and Term.

(i) The Committee may grant Options that are nonqualified options and are not considered “incentive stock options” under section 422 of the Code.

(ii) The Exercise Price of a Common Unit subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a Common Unit on the Date of Grant.

(iii) The Committee shall determine the term of each Option, which shall not exceed ten years from the Date of Grant.

(c) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(d) Termination of Employment or Service. Except as provided in the Grant Letter, an Option may only be exercised while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Letter under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering Common Units owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of Common Units having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, by surrender of Common Units subject to the Option, or (v) by such other method as the Committee may approve. Common Units used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the Common Units pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Common Units.

8. Phantom Units

(a) General Requirements. The Committee may grant Phantom Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Phantom Unit shall represent the right of the Participant to receive a Common Unit or an amount based on the value of a Common Unit. All Phantom Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Each Grant of Phantom Units shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing to the Participant in the Grant Letter.

(b) Terms of Phantom Units. The Committee may grant Phantom Units that are payable on terms and conditions determined by the Committee. Phantom Units may be paid at the end of a specified vesting period or payment may be deferred to a date authorized by the Committee, consistent with section 409A of the Code. The Committee shall determine the number of Phantom Units to be granted and the requirements applicable to such Phantom Units. The Committee may grant Distribution Equivalents with respect to Phantom Units.

(c) Payment With Respect to Phantom Units. Payment with respect to Phantom Units shall be made in cash, in Common Units, or in a combination of the two, as determined by the Committee in the Grant Letter. The Grant Letter shall specify the maximum number of Common Units that can be issued under the Phantom Units.

(d) Requirement of Employment or Service. Except as provided in the Grant Letter, all Phantom Units shall be forfeited upon termination of the Participant’s employment or service.

9. Performance Units

(a) General Requirements. The Committee may grant Performance Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Performance Unit shall represent the right of the Participant to receive a Common Unit or an amount based on the value of a Common Unit. All Performance Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Each Grant of Performance Units shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing to the Participant in the Grant Letter.

(b) Terms of Performance Units. The Committee may grant Performance Units that are payable based on terms and conditions determined by the Committee, including achievement of performance goals. Performance Units may be paid at the end of a specified performance or vesting period or payment may be deferred to a date authorized by the Committee, consistent with section 409A of the Code. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Performance Units. The Committee may grant Distribution Equivalents with respect to Performance Units

(c) Payment With Respect to Performance Units. Payment with respect to Performance Units shall be made in cash, in Common Units, or in a combination of the two, as determined by the Committee in the Grant Letter.

(d) Requirement of Employment or Service. Except as provided in the Grant Letter, all Performance Units shall be forfeited upon termination of the Participant’s employment or service.

10. Distribution Equivalents

(a) General Requirements. When the Committee grants Phantom Units, Performance Units or Other Unit-Based Awards, the Committee may grant Distribution Equivalents in connection with such Grants under such terms and conditions as the Committee deems appropriate under this Section 10. Distribution Equivalents may be paid to Participants currently or may be deferred, consistent with section 409A of the Code, as determined by the Committee. All Distribution Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Distribution Equivalents may be accrued as a cash obligation, or may be converted to Phantom Units or Performance Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Letter, deferred Distribution Equivalents will not accrue interest. The Committee may provide that Distribution Equivalents shall be payable based on the achievement of specific performance goals.

(b) Payment with Respect to Distribution Equivalents. Distribution Equivalents may be payable in cash or Common Units or in a combination of the two, as determined by the Committee in the Grant Letter.

11. Unit Awards

(a) General Requirements. The Committee may issue Common Units to an Employee or Non-Employee Director under a Unit Award, upon such terms and conditions as the Committee deems appropriate under this

Section 11. Common Units issued pursuant to Unit Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Unit Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of Common Units to be issued pursuant to a Unit Award. Unit Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing to the Participant in the Grant Letter.

(b) Requirement of Employment or Service. Except as provided in the Grant Letter, all Unit Awards shall be forfeited upon termination of the Participant’s employment or service.

(c) Restrictions on Transfer. While Unit Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the Common Units of a Unit Award except upon death as described in Section 16(a). If certificates are issued, each certificate for a Unit Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such Common Units have lapsed. The Company may retain possession of any certificates for Unit Awards until all restrictions on such Common Units have lapsed.

(d) Right to Vote and to Receive Distributions. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote Common Units subject to Unit Awards and to receive any distributions paid on such Common Units during the restriction period. The Committee may determine that distributions, if any, on Unit Awards shall be withheld while the Unit Awards are subject to restrictions and that the distributions shall be payable only upon the lapse of the restrictions on the Unit Awards, or on such other terms as the Committee determines. Distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated distributions may accrue interest, as determined by the Committee, and shall be paid in cash, Common Units, or in such other form as distributions are paid on Common Units, as determined by the Committee.

12. Unit Appreciation Rights and Other Unit-Based Awards

(a) UARs. The Committee may grant UARs to an Employee or Non-Employee Director separately or in tandem with an Option, if and to the extent permitted by section 409A of the Code. The following provisions are applicable to UARs:

(i) General Requirements. The Committee shall establish the number of Common Units, the terms and the base amount of the UAR at the time the UAR is granted. The base amount of each UAR shall be not less than the Fair Market Value of a Common Unit as of the Date of Grant of the UAR. The Committee shall determine the term of each UAR, which shall not exceed ten years from the Date of Grant. UARs shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing to the Participant in the Grant Letter.

(ii) Tandem UARs. The Committee may grant tandem UARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding. In the case of tandem UARs, the number of UARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Common Units that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the UARs relating to the Common Units covered by such Option shall terminate. Upon the exercise of UARs, the related Option shall terminate to the extent of an equal number of Common Units.

(iii) Exercisability. A UAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant UARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding UARs at any time for any reason. Except as provided in the Grant Letter, a UAR may only be exercised while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Letter under what circumstances and during what periods a Participant may exercise a UAR after termination of employment or service. A tandem UAR shall be exercisable only while the Option to which it is related is exercisable.

(iv) Exercise of UARs. When a Participant exercises UARs, the Participant shall receive in settlement of such UARs an amount equal to the value of the Common Unit appreciation for the number of UARs exercised. The Common Unit appreciation for a UAR is the amount by which the Fair Market Value of the underlying Common Unit on the date of exercise of the UAR exceeds the base amount of the UAR as specified in the Grant Letter.

(v) Form of Payment. The Committee shall determine in the Grant Letter whether the Common Unit appreciation for a UAR shall be paid in the form of Common Units, cash or a combination of the two. For purposes of calculating the number of Common Units to be received, Common Units shall be valued at their Fair Market Value on the date of exercise of the UAR. If Common Units are to be received upon exercise of an UAR, cash shall be delivered in lieu of any fractional Common Unit.

(b) Other Unit-Based Awards. The Committee may grant other awards not specified in Sections 7, 8, 9 or 11 above that are based on or measured by Common Units to Employees and Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Other Unit-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Common Units or cash, or in a combination of the two, as determined by the Committee in the Grant Letter. Other Unit-Based Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing to the Participant in the Grant Letter. The Committee may grant Distribution Equivalents with respect to Other Unit-Based Awards.

13. Performance-Based Compensation

(a) Performance Goals. When performance-based Grants are made, the Committee shall establish in writing (i) the performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate.

(b) Criteria Used for Performance Goals. The Committee shall use performance goals based on any criteria that the Committee deems appropriate, including the following criteria with respect to APLP: Common Unit price, earnings per Common Unit, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA, as defined by APLP, net capital employed, return on assets, APLP Common Unit holder return, return on equity, return on capital employed, growth in assets, Common Unit volume, sales, cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of APLP and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(c) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Letter after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Letter.

14. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Common Units that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

15. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Common Units. If the Committee so permits, Common Units may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Common Units, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

16. Transferability of Grants

Only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

17. Consequences of a Change of Control

(a) Notice and Acceleration. Upon a Change of Control, unless the Committee determines otherwise, (i) APLP shall provide each Participant who holds outstanding Grants with written notice of the Change of Control, (ii) all outstanding Options and UARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Unit Awards shall immediately lapse, (iv) all Phantom Units and Performance Units shall become payable in cash in an amount not less than their target amount or in a larger amount, up to the maximum Grant value, as determined by the Committee, and (v) Distribution Equivalents and Other Unit-Based Awards shall become payable in full in cash, in amounts determined by the Committee.

(b) Assumption of Grants. Upon a Change of Control where APLP is not the surviving entity (or survives only as a subsidiary of another entity), unless the Committee determines otherwise, all Grants that remain outstanding after the Change of Control shall be assumed by, or replaced with comparable Grants by, the surviving entity (or a parent or subsidiary of the surviving entity).

(c) Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may require that Participants surrender their outstanding Options and UARs for cancellation in exchange for one or more payments by APLP, in cash or Common Units as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Common Units subject to the Participant’s unexercised Options and UARs exceeds the Exercise Price or base amount, as applicable, and on such terms as the Committee determines, (ii) after giving Participants an opportunity to exercise their outstanding Options and UARs, the Committee may terminate any or all unexercised Options and UARs at such time as the Committee deems appropriate, or (iii) with respect to Participants holding Phantom Units, Performance Units, Distribution Equivalents or Other Unit-Based Awards, the Committee may determine that such Grants shall terminate and Participants shall receive one or more payments in settlement of such Phantom Units, Performance Units, Distribution Equivalents or Other Unit-Based

Awards, in such amount and form and on such terms as may be determined by the Committee. Without limiting the foregoing, if the per Common Unit Fair Market Value of the Common Units does not exceed the per Common Unit Exercise Price or base price of an Option or UAR, neither the Company nor APLP shall be required to make any payment to the Grantee upon surrender of the Option or UAR. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(d) Committee. The Committee making the determinations under this Section 17 following a Change of Control must be comprised of the same members as those of the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

(e) Other Transactions. The Committee may provide in a Grant Letter that a sale or other transaction involving a subsidiary or other business unit of the Company or APLP shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

18. Requirements for Issuance of Common Units

No Common Units shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Common Units have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Common Units as the Committee shall deem necessary or advisable, and certificates representing such Common Units may be legended to reflect any such restrictions. Certificates representing Common Units issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as an APLP Common Unit holder with respect to Common Units covered by a Grant until Common Units have been issued to the Participant.

19. Amendment and Termination of the Plan

(a) Amendment or Termination. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval by APLP’s Common Unit holders if such approval is required in order to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Letter, or except as provided in Section 20(c) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b) No Repricing. Except as provided in Section 5(c), the terms of outstanding Grants may not be amended to reduce the Exercise Price or base amount, as applicable, of outstanding Options or UARs or cancel outstanding Options or UARs in exchange for cash, other Grants or Options or UARs with an Exercise Price or base amount that is less than the Exercise Price or base amount of the original Options or UARs without approval by APLP’s Common Unit holders.

20. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant options or make other Unit-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a merger, consolidation, acquisition of stock or property, reorganization or liquidation involving APLP in substitution for a grant made by another party to such transaction. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted grants, as determined by the Committee.

(b) Reduction of Responsibilities. The Committee shall have discretion to adjust a Participant’s outstanding Grants if the Participant’s authority, duties or responsibilities are significantly reduced.

(c) Compliance with Law. The Plan, the exercise of Options or UARs and the obligations of APLP or the Company to issue or transfer Common Units under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. It is the intent of the Company, to the extent applicable, that Grants comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(d) Section 409A. The Plan and Grants under the Plan are intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made upon an event and in a manner permitted by section 409A, to the extent applicable. Notwithstanding anything in a Grant Letter to the contrary, if required by section 409A, if a Participant is considered a “specified employee” for purposes of section 409A and if payment of any amounts under the Grant Letter is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period (or within 60 days after the death of the Participant, if the Participant dies during the postponement period). Under a Grant that is subject to 409A, all payments to be made upon a termination of employment may only be made upon a “separation from service” under section 409A and, unless the Grant Letter provides otherwise, the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event may a Participant, directly or indirectly, designate the calendar year of a payment other than in accordance with section 409A.

(e) Enforceability; Successors. The Plan shall be binding upon and enforceable against the Company, APLP and their successors and assigns. Any and all obligations of the General Partner under this Plan shall constitute obligations of the General Partner under the APLP Partnership Agreement and shall be assumed by any successor General Partner approved pursuant to the APLP Partnership Agreement or the transferee of or successor to all of the General Partner’s partnership interest as a general partner in APLP pursuant to the APLP Partnership Agreement.

(f) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither the Company nor APLP shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or APLP and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or APLP. To the extent that any person acquires a right to receive payment from the Company or APLP hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or APLP.

(g) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(h) No Fractional Common Units. No fractional Common Units shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Common Units or whether such fractional Common Units or any rights thereto shall be forfeited or otherwise eliminated.

(i) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(j) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Letters issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

AMERIGAS PROPANE, INC.

2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

Exhibit A

For purposes of this Plan, the term “Change of Control,” and defined terms used in the definition of “Change of Control,” shall have the following meanings:

(1) “Change of Control” shall mean:

(i) Any Person (except UGI, any UGI Subsidiary, any employee benefit plan of UGI or of any UGI Subsidiary, or any Person or entity organized, appointed or established by UGI for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner in the aggregate of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of UGI (the “Outstanding UGI Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of UGI entitled to vote generally in the election of directors (the “UGI Voting Securities”); or

(ii) Individuals who, as of the beginning of any twenty-four (24) month period, constitute the UGI Board of Directors (the “Incumbent UGI Board”) cease for any reason to constitute at least a majority of the Incumbent UGI Board, provided that any individual becoming a director of UGI subsequent to the beginning of such period whose election or nomination for election by the UGI stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent UGI Board shall be considered as though such individual were a member of the Incumbent UGI Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of UGI (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) Completion by UGI of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be; or

(iv) Completion of (a) a complete liquidation or dissolution of UGI or (b) sale or other disposition of all or substantially all of the assets of UGI other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be, immediately prior to such sale or disposition; or

(v) Completion by the Company, Public Partnership or the Operating Partnership of a reorganization, merger or consolidation (a “Propane Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Company’s voting securities or of the outstanding units of AmeriGas Partners, L.P. (“Outstanding Units”) immediately prior to such Propane Business Combination do not, following such Propane Business Combination,

Beneficially Own, directly or indirectly, (a) if the entity resulting from such Propane Business Combination is a corporation, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of such corporation in substantially the same proportion as their ownership immediately prior to such Combination of the Company’s voting securities or the Outstanding Units, as the case may be, or, (b) if the entity resulting from such Propane Business Combination is a partnership, more than fifty percent (50%) of the then outstanding common units of such partnership in substantially the same proportion as their ownership immediately prior to such Propane Business Combination of the Company’s voting securities or the Outstanding Units, as the case may be; or

(vi) Completion of (a) a complete liquidation or dissolution of the Company, the Public Partnership or the Operating Partnership or (b) sale or other disposition of all or substantially all of the assets of the Company, the Public Partnership or the Operating Partnership other than to an entity with respect to which, following such sale or disposition, (I) if such entity is a corporation, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Company’s voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Company’s voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition, or, (II) if such entity is a partnership, more than fifty percent (50%) of the then outstanding common units is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Company’s voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Company’s voting securities or of the Outstanding Units immediately prior to such sale or disposition; or

(vii) UGI and the UGI Subsidiaries fail to own more than fifty percent (50%) of the then outstanding general partnership interests of the Public Partnership or the Operating Partnership; or

(viii) UGI and the UGI Subsidiaries fail to own more than fifty percent (50%) of the then outstanding shares of common stock of the Company or more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(ix) The Company is removed as the general partner of the Public Partnership by vote of the limited partners of the Public Partnership, or is removed as the general partner of the Public Partnership or the Operating Partnership as a result of judicial or administrative proceedings involving the Company, the Public Partnership or the Operating Partnership.

(2) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3) A Person shall be deemed the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any securities; provided, however, that nothing in this Section 3 shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.

(4) “Operating Partnership” shall mean AmeriGas Propane, L.P.

(5) “Public Partnership” shall mean AmeriGas Partners, L.P.

(6) “Person” shall mean an individual or a corporation, partnership, trust, unincorporated organization, association, or other entity.

(7) “UGI Subsidiary” shall mean any corporation in which UGI directly or indirectly, owns at least a fifty percent (50%) interest or an unincorporated entity of which UGI directly or indirectly, owns at least fifty percent (50%) of the profits or capital interests.

(8) “UGI” shall mean UGI Corporation, a Pennsylvania corporation, or any successor thereto.